Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number:

Deal: 70202HAH4

Term A Facility: 70202HAJ0

TERM LOAN CREDIT AGREEMENT

dated as of June 5, 2025

among

PARSONS CORPORATION,

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

BANK OF AMERICA, N.A.,

as the Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent,

and

THE OTHER LENDERS PARTY HERETO

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		50

5.01	Due Organization; Good Standing	50
5.02	Power; Authorization	50
5.03	No Legal Bar	50
5.04	Enforceable Obligation	51
5.05	Ownership of Property; Liens	51
5.06	Taxes	51
5.07	Conflicting Agreements and Other Matters	51
5.08	ERISA	51
5.09	Government Consent	52
5.10	Environmental Compliance	52
5.11	Licenses, Permits, Etc	52
5.12	Investment Company Status	52
5.13	Foreign Asset Control Regulations; Absence of Foreign or Enemy Status	53
5.14	Litigation	53
5.15	No Default	53
5.16	Principal Subsidiaries and Guarantors	53
5.17	Financial Statements	53
5.18	Compliance with Applicable Law	54
5.19	Governmental Regulations	54
5.20	Federal Reserve Regulations	54
5.21	[Reserved]	54
5.22	Solvency	54
5.23	Anti-Corruption Laws and Sanctions	54
5.24	Affected Financial Institutions	55
5.25	Covered Entities	55
5.26	Beneficial Ownership Certification	55

ARTICLE VI AFFIRMATIVE COVENANTS		55

6.01	Financial Statements	55
6.02	Certificates, Notices and Other Information	56
6.03	Prompt Notice	57
6.04	Equally-Secure Obligations	58
6.05	Insurance	59
6.06	Maintenance of Properties	59
6.07	Payment of Obligations, Taxes and Claims	59
6.08	Compliance with Laws	59
6.09	Maintenance of Existence	60
6.10	Guaranties of New Principal Subsidiaries; Stock Pledge of Foreign Subsidiaries; Addition of Guarantors	60
6.11	Licenses, Permits, Etc	61
6.12	Hazardous Materials	62
6.13	Use of Proceeds	62
6.14	Books and Records	62
6.15	Further Assurances	63

ARTICLE VII NEGATIVE COVENANTS		63

7.01	Liens	63
7.02	Priority Debt	65
7.03	Merger and Sale of Assets	65
7.04	Sale of Receivables	66
7.05	Line of Business	66
7.06	Compliance with ERISA	66

7.07	Consolidated Leverage Ratio	66
7.08	Consolidated Interest Coverage Ratio	67
7.09	Restricted Payments	67
7.10	Cash Secured Outside Letter of Credit Usage	67
7.11	Transactions with Affiliates	67
7.12	Certain Swap Contracts	68

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		68

8.01	Events of Default	68
8.02	Remedies upon Event of Default	70
8.03	Application of Funds	70

ARTICLE IX ADMINISTRATIVE AGENT		71

9.01	Appointment and Authority	71
9.02	Rights as a Lender	72
9.03	Exculpatory Provisions	72
9.04	Reliance by Administrative Agent	73
9.05	Delegation of Duties	74
9.06	Resignation of Administrative Agent	74
9.07	Non-Reliance on Administrative Agent, Arrangers and Other Lenders	75
9.08	No Other Duties, Etc.	76
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	76
9.10	Collateral and Guaranty Matters	77
9.11	Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements	78
9.12	Certain ERISA Matters	78
9.13	Recovery of Erroneous Payments	79

ARTICLE X CONTINUING GUARANTY		80

10.01	Guaranty	80
10.02	Rights of Lenders	80
10.03	Certain Waivers	81
10.04	Obligations Independent	81
10.05	Subrogation	81
10.06	Termination; Reinstatement	81
10.07	Stay of Acceleration	82
10.08	Condition of Borrower	82
10.09	Appointment of Borrower	82
10.10	Right of Contribution	82
10.11	Keepwell	82

ARTICLE XI MISCELLANEOUS		83

11.01	Amendments, Etc	83
11.02	Notices; Effectiveness; Electronic Communications	85
11.03	No Waiver; Cumulative Remedies; Enforcement	87
11.04	Expenses; Indemnity; Damage Waiver	87
11.05	Payments Set Aside	89
11.06	Successors and Assigns	90
11.07	Treatment of Certain Information; Confidentiality	94
11.08	Right of Setoff	95
11.09	Interest Rate Limitation	95

11.10	Integration; Effectiveness	95
11.11	Survival of Representations and Warranties	96
11.12	Severability	96
11.13	Replacement of Lenders	96
11.14	Governing Law; Jurisdiction; Etc.	97
11.15	Waiver of Jury Trial	98
11.16	Subordination	99
11.17	No Advisory or Fiduciary Responsibility	99
11.18	Electronic Execution; Electronic Records	99
11.19	USA Patriot Act Notice	100
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	101
11.21	Acknowledgement Regarding Any Supported QFCs	101
11.22	[Reserved]	102
11.23	Release of Guarantors	102
11.24	Intercreditor Agreements	103

SCHEDULES

Schedule 2.01	Commitments and Applicable Percentages
Schedule 5.07	Agreements Restricting Debt
Schedule 5.14	Litigation
Schedule 5.16	Principal Subsidiaries
Schedule 6.02(e)	Non-Recourse Investments & Non-Recourse Debt
Schedule 6.12	Hazardous Materials Permitted to Transport
Schedule 11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit 1.01	Form of Guaranteed Party Designation Notice
Exhibit 2.02	Form of Loan Notice
Exhibit 2.05	Form of Notice of Loan Prepayment
Exhibit 2.11	Form of Note
Exhibits 3.01-1-4	Forms of U.S. Tax Compliance Certificates
Exhibit 6.02(a)	Form of Compliance Certificate
Exhibit 6.10(a)	Form of Joinder Agreement
Exhibit 11.02(a)(iii)	Form of Administrative Questionnaire
Exhibit 11.06(b)	Form of Assignment and Assumption
Exhibit 11.23(a)	Form of Guarantor Release
Exhibit 11.23(b)	Form of Request for Release

v

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT is entered into as of June 5, 2025 among PARSONS CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein), and BANK OF AMERICA, N.A., as the Administrative Agent (defined herein).

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as defined herein) have requested that the Lenders make loans to the Borrower; and

WHEREAS, the Lenders have agreed to make such loans to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2020 Convertible Notes” means those certain convertible senior notes of the Borrower due 2025 issued pursuant to that certain indenture dated as of August 20, 2020, by and among the Borrower and U.S. Bank National Association, as trustee.

“2020 Convertible Notes Hedge Transactions” means the collective reference to those certain privately negotiated convertible note hedge transactions with each of Bank of America, N.A., Morgan Stanley & Co. LLC, Barclays Bank PLC, through its agent Barclays Capital Inc., and Credit Suisse Capital LLC, through its agent Credit Suisse Securities (USA) LLC (collectively, the “2020 Counterparties”) entered into in connection with the 2020 Convertible Notes.

“2020 Convertible Notes Warrant Transactions” means the collective reference to those certain privately negotiated warrant transactions entered into with the 2020 Counterparties in connection with the 2020 Convertible Notes.

“2020 Counterparties” has the meaning specified in the definition of “2020 Convertible Notes Hedge Transactions”.

“2024 Convertible Notes” means those certain convertible senior notes of the Borrower due 2029 issued pursuant to that certain indenture dated as of February 26, 2024, by and between the Borrower and U.S. Bank Trust Company, National Association, as trustee.

“2024 Convertible Notes Hedge Transactions” means the collective reference to those certain privately negotiated convertible note hedge transactions with each of Bank of America, N.A., Goldman Sachs & Co. LLC, Royal Bank of Canada, through its agent RBC Capital Markets, LLC, The Bank of Nova Scotia, Truist Bank, and UBS AG, London Branch, through its agent UBS Securities LLC (collectively, the “2024 Counterparties”) entered into in connection with the 2024 Convertible Notes.

“2024 Convertible Notes Warrant Transactions” means the collective reference to those certain privately negotiated warrant transactions entered into with the 2024 Counterparties in connection with the 2024 Convertible Notes.

“2024 Counterparties” has the meaning specified in the definition of “2024 Convertible Notes Hedge Transactions”.

“Acquisition” means, whether through a single transaction or a series of related transactions, (a) the acquisition of (i) a majority of the equity interests in another Person that are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of any such contingency, or (ii) other controlling ownership interests in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such ownership interests at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interests or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interests, or (b) the acquisition of assets of another Person that constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Additional Guaranteed Obligations” means (a) all obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, Additional Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.02(a)(iii) or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agreement” means this Term Loan Credit Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and the rules and regulations under those Acts.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such Person is subject.

“Applicable Percentage” means (a) with respect to the Term A Facility, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the funding of the Term A Loans on the Closing Date, such Lender’s Term A Commitment at such time, and (ii) thereafter, the outstanding principal amount of such Lender’s Term A Loan at such time, and (b) in respect of an Incremental Term Facility, with respect to any Incremental Term Lender under such Incremental Term Facility at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Facility represented by (i) on or prior to the funding of the Incremental Term Loans under such Incremental Term Facility, such Incremental Term Lender’s Incremental Term Commitment with respect to such Incremental Term Facility at such time (subject to adjustment as provided in Section 2.15), and (ii) thereafter, the outstanding principal amount of such Incremental Term Lender’s Incremental Term Loan advanced in connection with such Incremental Term Facility at such time. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.16, as applicable.

“Applicable Rate” means, for any day, the rates per annum set forth in the table below determined by reference to the numerically lower of (a) the Pricing Level corresponding to the Debt Ratings as in effect on such day, and (b) the Pricing Level corresponding to the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower for the most recently-ended four quarter period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) at least one Business Day prior to such day:

Pricing Level	Consolidated Leverage Ratio	Debt Ratings (S&P / Moody’s)	Term SOFR Loans	Base Rate Loans
1	≤1.00x	≥ A- / A3	0.875%	0.000%
2	≤1.50x but > 1.00x	BBB+ / Baa1	1.000%	0.000%
3	≤ 2.25x but > 1.50x	BBB /Baa2	1.125%	0.125%
4	≤ 3.00x but > 2.25x	BBB- / Baa3	1.250%	0.250%
5	> 3.00x	BB+ / Ba1	1.500%	0.500%

provided, that, (i) if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then, upon the request of the Required Lenders, Pricing Level 5 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered in accordance with Section 6.02(a), and (ii) if at any time there is no Debt Rating, then the Applicable Rate shall be determined by reference to the Pricing Level corresponding to the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower for the most recently-ended four quarter period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a). Any increase or decrease in the Applicable Rate (x) resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a), and (y) resulting from a publicly announced change in the Debt Ratings shall be effective as of the date on which such change is publicly announced. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (A) at any time the Applicable Rate is determined by reference to the Consolidated Leverage Ratio, the determination of the Applicable Rate for any such period shall be subject to the provisions of Section 2.10(b), and (B) the initial Applicable Rate shall be set at Pricing Level 3 until the earlier of (1) the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the first fiscal quarter to occur following the Closing Date to the Administrative Agent, and (2) a publicly announced change in the Debt Ratings shall be effective as of the date on which such change is publicly announced. Any adjustment in the Applicable Rate shall be applicable to all Borrowings then existing or subsequently made or issued.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of BofA Securities, JPMorgan Chase Bank, N.A., and U.S. Bank National Association, in each case in their respective capacities as a joint lead arranger and a joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)(i) and Section 11.06(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%; provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BofA Securities” means BofA Securities, Inc., in its capacity as a joint lead arranger and joint bookrunner, and its successors.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Term A Borrowing or an Incremental Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Business Segment” means each of the following business segments of the Borrower as reported on the Borrower’s audited annual financial statements: (a) Federal Solutions; and (b) Critical Infrastructure.

“Capitalized Lease Obligation” means any rental obligation which under GAAP is or will be required to be capitalized on the books of the Borrower or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with any Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with any Loan Party or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, that, for any of the foregoing to be included as a “Guaranteed Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Guaranteed Party Designation Notice to the Administrative Agent prior to such date of determination.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means June 5, 2025.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Term A Commitment or an Incremental Term Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.02(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, without duplication, all Debt of the Borrower and its Subsidiaries on a consolidated basis, excluding (a) Intercompany Debt, and (b) any Non-Recourse Debt.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to:

(a) Consolidated Net Earnings for such period; plus

(b) the following, without duplication, in each case to the extent deducted in calculating such Consolidated Net Earnings (or, in the case of clause (b)(vi) below, not otherwise included in such Consolidated Net Earnings):

(i) Consolidated Interest Expense for such period;

(ii) tax expense for federal, state, local and foreign income taxes for such period (net of tax benefit);

(iii) depreciation and amortization expense for such period;

(iv) any fees, expenses or charges (other than depreciation or amortization expense) for such period related to (A) any equity offering, investment, Acquisition, Disposition or recapitalization, in each case, permitted pursuant to this Agreement and whether or not consummated, or (B) the incurrence of Debt permitted pursuant to this Agreement (including a refinancing thereof, to the extent as so refinanced, such Debt is permitted pursuant to this Agreement), whether or not consummated, including any such fees, expenses or charges related to (1) the negotiation and execution of this Agreement, the other Loan Documents, the Revolving Credit Agreement, and the other Loan Documents (as defined in the Revolving Credit Agreement), (2) any other credit facilities permitted pursuant to this Agreement, and (3) any amendment or other modification of this Agreement, the other Loan Documents, the Revolving Credit Agreement, the other Loan Documents (as defined in the Revolving Credit Agreement), and the documentation for any such other permitted credit facilities;

(v) the amount of any restructuring charges, reserves or integration costs incurred in such period; provided, that, the aggregate amount added back pursuant to this clause (b)(v) in any period, when taken together with the aggregate amount added back pursuant to clause (b)(vi) below for such period and the aggregate amount of cash items added back pursuant to clause (b)(viii) below for such period, shall not exceed an amount equal to twenty-five percent (25%) of Consolidated EBITDA for such period (determined prior to giving effect to the amounts added back pursuant to clauses (b)(v) and (b)(vi) for such period and determined prior to giving effect to the amount of cash items added back pursuant to clause (b)(viii) for such period);

(vi) the amount of any cost savings, expense reductions, operating improvements, integration savings and synergies (it being understood and agreed that for purposes of this Agreement, “synergies” shall not be deemed to include projected, unrealized or anticipated revenues), in each case, that are related to any Acquisition, other investment, Disposition, cost savings initiative or other initiative or action permitted pursuant to this Agreement, but only to the extent such cost savings, expense reductions, operating improvements, integration savings and synergies are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized as a result of actions that have been taken or are expected to be taken within twenty-four (24) months after the consummation of such Acquisition, other investment, Disposition, cost savings initiative or other initiative or action, net of the amount of actual benefits realized during such period from such actions; provided, that, the aggregate amount added back pursuant to this clause (b)(vi) in any period, when taken together with the aggregate amount added back pursuant to clause (b)(v) above for such period and the aggregate amount of cash items added back pursuant to clause (b)(viii) below for such period, shall not exceed an amount equal to twenty-five percent (25%) of Consolidated EBITDA for such period (determined prior to giving effect to the amounts added back pursuant to clauses (b)(v) and (b)(vi) for such period and determined prior to giving effect to the amount of cash items added back pursuant to clause (b)(viii) for such period);

(vii) all expenses and charges for such period relating to non-controlling equity interests and equity income in non-Wholly-Owned Subsidiaries;

(viii) unusual or non-recurring costs, charges, expenses or losses in such period; provided, that, the aggregate amount of cash costs, charges, expenses or losses added back pursuant to this clause (b)(viii) in any period, when taken together with the aggregate amounts added back pursuant to clauses (b)(v) and (b)(vi) above for such period, shall not exceed an amount equal to twenty-five percent (25%) of Consolidated EBITDA for such period (determined prior to giving effect to the amounts added back pursuant to clauses (b)(v) and (b)(vi) for such period and determined prior to giving effect to the amount of cash items added back pursuant to this clause (b)(viii) for such period);

(ix) other non-recurring non-cash charges, writedowns, expenses, losses or other items reducing such Consolidated Net Earnings for such period, including any non-cash stock-based compensation expense and impairment charges or the impact of purchase accounting (excluding any such non-cash charge, writedown, expense, loss or item to the extent that it represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash expenditure);

(x) cost of employee services received in share-based payment transactions (in accordance with FASB ASC 718) that do not represent a cash item in such period or any future period; and

(xi) Non-Cash ESOP Expenses of the Borrower and its Subsidiaries;

and excluding, however, clauses (b)(i) through (b)(xi) above derived from or attributable to Non-Recourse Investments or Non-Recourse Debt; minus

(c) the following, without duplication, in each case to the extent included in calculating such Consolidated Net Earnings:

(i) unusual or non-recurring gains in such period; and

(ii) all non-cash items increasing Consolidated Net Earnings for such period.

“Consolidated Equity” means total assets less total liabilities (including Consolidated Debt) of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, excluding, however, Consolidated Equity attributable to Non-Recourse Investments.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, for the Measurement Period most recently ended on or prior to such date, the ratio of (a) Consolidated EBITDA, to (b) Consolidated Interest Expense.

“Consolidated Interest Expense” means, for any period, all interest expense, including all commissions, discounts and related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing for borrowed money indebtedness and the net costs associated with Swap Contracts in respect of interest rates, amortization of debt expense and original issue discount and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method, of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt as of such date, to (b) Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date.

“Consolidated Net Earnings” means, for any period, gross revenues less all expenses, including tax expense and other proper charges, of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP; provided, that, Consolidated Net Earnings shall not include: (a) extraordinary gains or losses; (b) undistributed earnings from investments in entities other than Subsidiaries; (c) gains or losses arising from changes in accounting principles; or (d) any gains or losses resulting from the retirement or extinguishment of Debt (including Swap Obligations or other derivative instruments), all determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, total assets of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower delivered (or required to be delivered) pursuant to Section 6.01(a) or Section 6.01(b) (or, prior to the first date after the Closing Date on which a consolidated balance sheet of the Borrower has been (or was required to be) delivered pursuant to Section 6.01(a) or Section 6.01(b), by reference to the consolidated balance sheet of the Borrower as of March 31, 2025).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.21.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt” means, with respect to any Person, without duplication, the sum of (a) indebtedness of such Person for borrowed money, (b) Capitalized Lease Obligations of such Person, (c) indebtedness secured by a Lien on Property owned by such Person (whether or not it has assumed or otherwise become liable for such indebtedness), (d) liabilities of such Person with respect to the deferred purchase price of Property, (e) redemption obligations with respect to mandatorily redeemable preferred stock of such Person (other than preferred stock in existence as of the Closing Date), (f) if such Person is a Subsidiary, all preferred stock of such Person, (g) reimbursement obligations of such Person with respect to unreimbursed drawings under letters of credit (other than financial letters of credit issued under the Revolving Credit Agreement), (h) reimbursement obligations of such Person equal to the face amount of all outstanding financial letters of credit issued under the Revolving Credit Agreement, (i) all net obligations and liabilities under Swap Contracts to the extent due and payable as a result of a termination event or event of default under such Swap Contracts, and (j) guaranties or other contingent obligations of such Person with respect to liabilities of a type described in any of clauses (a) through (i) above.

“Debt Rating” means, as of any date of determination, (a) the Borrower’s non-credit enhanced, senior unsecured long-term debt rating on such date as determined by S&P, or (b) the Borrower’s non-credit enhanced, senior unsecured long-term debt rating on such date as determined by Moody’s; provided, that, if as of any such date the Applicable Rate is determined by reference to the Debt Ratings, (i) if the Debt Ratings shall differ by one Pricing Level, then the Pricing Level for the higher (i.e. the Pricing Level that is numerically lower) of such Debt Ratings shall apply, (ii) if the Debt Ratings differ by more than one Pricing Level, then the Pricing Level that is one level lower (i.e. the Pricing Level that is numerically higher) than the Pricing Level of the higher (i.e. the Pricing Level that is numerically lower) Debt Rating shall apply, and (iii) if there is only one Debt Rating, then the Pricing Level that is one level lower (i.e. the Pricing Level that is numerically higher) than the Pricing Level (i.e. the Pricing Level that is numerically lower) of such Debt Rating shall apply. If there is no Debt Rating, the Applicable Rate shall be determined by reference to the Pricing Level corresponding to the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower for the most recently-ended four quarter period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate, plus the Applicable Rate for Base Rate Loans, plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by the Borrower or any Subsidiary (or the granting of any unconditional option or other unconditional right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disregarded Domestic Person” has the meaning specified in Section 6.10(a).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning specified in Section 11.18.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Law” means any Federal, state, local, and foreign statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or governmental restriction relating to pollution and the protection of human health and safety (to the extent related to exposure to Hazardous Materials), the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, strict liability, criminal or civil statute or common law, relating to (a) any actual or alleged violation of Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as the Borrower within the meaning of Section 414 of the Code, or any trade or business which is under common control with the Borrower within the meaning of Section 414 of the Code.

“ESOP” means the Parsons Employee Stock Ownership Plan.

“ESOP Trust” means the Trust established under the ESOP.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13), or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or Section 3.01(d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 14, 2022, by and among the Borrower, the guarantors party thereto, the lenders party thereto, and Bank of America, in its capacity as the administrative agent.

“Facility” means the Term A Facility or an Incremental Term Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all Commitments have terminated; and (b) all Guaranteed Obligations have been paid in full (other than (i) contingent indemnification obligations, and (ii) Additional Guaranteed Obligations to the extent that arrangements with respect thereto satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the Closing Date (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the fee letter agreement, dated May 6, 2025, among the Borrower, Bank of America, and BofA Securities.

“Financial Statements” has the meaning set forth in Section 5.17.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Good Faith Contest” has the meaning set forth in Section 6.07.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, with jurisdiction and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supranational bodies such as the European Union or the European Central Bank).

“Guaranteed Cash Management Agreement” means any Cash Management Agreement between any Loan Party and/or any Subsidiary and any Cash Management Bank.

“Guaranteed Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract not prohibited under Article VI or VII between any Loan Party and/or any Subsidiary and any Hedge Bank.

“Guaranteed Obligations” means all Obligations and all Additional Guaranteed Obligations.

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Guaranteed Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit 1.01.

“Guarantor Determination Date” means (a) with respect to any Principal Subsidiary formed or acquired after the Closing Date, the date of formation or acquisition of such Principal Subsidiary, and (b) with respect to any Subsidiary that exists on the Closing Date and that becomes a Principal Subsidiary after the Closing Date, the first date occurring on or after the date on which such Subsidiary becomes a Principal Subsidiary on which the Borrower delivers (or the final date by which the Borrower is required to deliver) Financial Statements pursuant to Section 6.01(b) that demonstrate (or would demonstrate) that such Subsidiary has become a Principal Subsidiary.

“Guarantor Release” means a written release of a Guarantor, substantially in the form of Exhibit 11.23(a), duly signed by the Administrative Agent.

“Guarantors” means, collectively, (a) each Person identified as a “Guarantor” on the signature pages hereto, (b) the Principal Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.10(a), (c) the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.10(b), and (d) with respect to Additional Guaranteed Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Borrower; provided, that, any Subsidiary of the Borrower that is released from its Guaranteed Obligations in accordance with the terms hereof shall no longer be a Guarantor as of the effectiveness of such release.

“Guaranty” means, collectively, the guarantee made by the Guarantors under Article X in favor of the Guaranteed Parties.

“Hazardous Materials” has the meaning set forth in Section 6.12.

“Hazardous Materials Laws” means Applicable Laws regulating environmental protection of the environment, pollution, or contamination of the air, soil, surface water or ground water from any Hazardous Material or any human exposure thereto.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Articles VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Articles VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, that, in the case of a Guaranteed Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Guaranteed Hedge Agreement; provided further, that, for any of the foregoing to be included as a “Guaranteed Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Guaranteed Party Designation Notice to the Administrative Agent prior to such date of determination.

“Incremental Term Borrowing” means, with respect to any Incremental Term Facility, a borrowing under such Incremental Term Facility consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by Incremental Term Lenders under such Incremental Term Facility.

“Incremental Term Commitment” means, with respect to any Incremental Term Facility, as to each Incremental Term Lender under such Incremental Term Facility, its obligation to make an Incremental Term Loan under such Incremental Term Facility.

“Incremental Term Facility” and “Incremental Term Facilities” each has the meaning specified in Section 2.16(a).

“Incremental Term Lender” means, with respect to any Incremental Term Facility, (a) at any time on or prior to the funding of the Incremental Term Loans under such Incremental Term Facility, any Person that has an Incremental Term Commitment under such Incremental Term Facility at such time, and (b) at any time thereafter, any Person that holds an Incremental Term Loan under such Incremental Term Facility at such time.

“Incremental Term Loan” means, with respect to any Incremental Term Facility, an advance made by an Incremental Term Lender under such Incremental Term Facility.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07(a).

“Intercompany Debt” has the meaning specified in Section 7.02(b).

“Intercreditor Agreement” has the meaning specified in Section 11.24.

“Interest Payment Date” means, (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date, and (b) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Term SOFR Loan and the Maturity Date; provided, that, if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice, or such other period requested by the Borrower that is greater than six months but less than or equal to twelve months and consented to by all the Lenders; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 6.10(a) (or such other form as is approved by the Administrative Agent) executed and delivered in accordance with the provisions of Section 6.10(a).

“Latest Maturity Date” means, as of any date of determination, the later of (a) the Maturity Date, and (b) the then-latest Maturity Date (as defined in the Revolving Credit Agreement).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns.

“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional-sale or other title-retention agreement, the interest of a lessor under a lease which, in accordance with GAAP, is classified as a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which, in accordance with GAAP, is not classified as a capital lease.

“Line of Business” means the business of providing architectural, technical, engineering, program management, construction, construction management, project development and related services.

“Loan” means a Term A Loan or an Incremental Term Loan, as the context may require.

“Loan Documents” means, collectively, this Agreement, each Note, each Joinder Agreement, each Intercreditor Agreement, the Fee Letter, all documents, agreements and instruments by which a Subsidiary’s stock is pledged pursuant to Section 6.10 (or otherwise pledged in favor of the Administrative Agent, for the benefit of the Guaranteed Parties), and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, that, “Loan Documents” shall specifically exclude Guaranteed Hedge Agreements and any Guaranteed Cash Management Agreements.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Base Rate Loans to Term SOFR Loans or a conversion of Term SOFR Loans to Base Rate Loans, or (c) a continuation of Term SOFR Loans, in each case, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Change” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Property or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Guarantor to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

“Maturity Date” means June 5, 2028; provided, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or, for purposes of determining Pro Forma Compliance, the most recently completed four fiscal quarters of the Borrower for which financial statements have been delivered (or required to have been delivered) pursuant to Section 6.01 (or, prior to the first date after the Closing Date on which such financial statements have been (or required to have been) delivered pursuant to Section 6.01, the most recently completed four fiscal quarters of the Borrower ending March 31, 2025).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“New Lender” has the meaning specified in Section 2.16(c).

“Non-Cash ESOP Expense” means, for any period, the amount of non-cash contributions made to the ESOP by the Borrower.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01, and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means either (a) Debt of the Borrower and its Subsidiaries existing on the Closing Date and listed on Schedule 6.02(e), or (b) Debt, including non-recourse property Debt, non-recourse project Debt and non-recourse military family housing Debt, of the Borrower and its Subsidiaries incurred after the Closing Date with respect to which:

(i) the lender thereof has no direct or indirect recourse to either (A) the Borrower or any of its Subsidiaries (other than to any single-purpose Subsidiary whose sole asset is the Property securing such Non-Recourse Debt), whether by means of judicial foreclosure or otherwise, or (B) any Property of the Borrower or any of its Subsidiaries other than the Property securing such Non-Recourse Debt; and

(ii) neither the Borrower nor any of its Subsidiaries has any obligations of the type described in clause (i) of the definition of “Debt”, including reimbursement obligations under any letters of credit relating to such Debt;

provided, that, any such Debt under this clause (b) incurred after the Closing Date shall be reasonably satisfactory to the Arrangers.

“Non-Recourse Investments” means the Property owned directly or indirectly by the Borrower or any of its Subsidiaries as of the Closing Date and listed on Schedule 6.02(e) and any Property acquired by the Borrower or any of its Subsidiaries after the Closing Date with Non-Recourse Debt and which secures such Non-Recourse Debt.

“Note” has the meaning specified in Section 2.11.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, without limiting the foregoing, the Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outside Letter of Credit” means any commercial, performance or financial letter of credit not issued under the Revolving Credit Agreement (including an evergreen letter of credit) in respect of which the Borrower or any of its Subsidiaries is directly or indirectly liable for drawings thereunder.

“Outside Letter of Credit Usage” means, as at any date of determination, the undrawn face amount of all outstanding Outside Letters of Credit, plus the aggregate amount of all drawings under Outside Letters of Credit honored by the issuing bank(s) thereunder and not reimbursed to such issuing bank(s).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of thereof occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate, and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” has the meaning specified in Section 11.19.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means an Acquisition by the Borrower or any Subsidiary of another Person engaged in a line of business substantially the same as the Line of Business (the “Target”), which Acquisition has been approved by the board of directors of the Target, so long as: (a) no Default or Event of Default exists or would result after giving effect to the completion of such Acquisition; and (b) the Borrower has demonstrated to the satisfaction of the Administrative Agent that, after giving Pro Forma Effect to such Acquisition, the Borrower and its Subsidiaries are in Pro Forma Compliance.

“Permitted Investments” means, as at any date of determination, investments in cash, cash equivalents and marketable securities to the extent permitted under the Borrower’s investment policy in effect from time to time.

“Permitted Private Placement Debt” means Debt issued by the Borrower in one or more private placement transactions so long as:

(a) such Debt is unsecured, except for Liens on the capital stock of Foreign Subsidiaries in which the Administrative Agent, for the benefit of the Guaranteed Parties, also holds a Lien in accordance with the requirements of Section 6.10, so long as such Liens are junior to or pari passu with the Liens of the Administrative Agent and the priority thereof is governed by an Intercreditor Agreement;

(b) the Administrative Agent and the Lenders rank senior to or pari passu with the holders of such Debt with respect to recourse against the Borrower and the Guarantors;

(c) there is no scheduled amortization of such Debt; and

(d) the maturity date of all such Debt is no earlier than the date that is one year after the Latest Maturity Date at the time such Debt is incurred.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made or are required to be made, by the Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Principal Subsidiary” means any direct or indirect Subsidiary of the Borrower which has contributed more than 10% of the gross consolidated revenues of the Borrower and its Subsidiaries, on a Pro Forma Basis, for any of the preceding four fiscal quarters of the Borrower; provided, that, in no event shall Saudi Arabian Parsons Limited be considered a Principal Subsidiary. All Principal Subsidiaries of the Borrower as of the Closing Date are listed on Schedule 5.16.

“Priority Debt” means (a) Debt of the Borrower or any Subsidiary secured by any Liens, and (b) unsecured Debt of any Subsidiary that is not a Guarantor.

“Pro Forma Basis” and “Pro Forma Effect” each means, for any Disposition of all or substantially all of a division or a line of business, or for any Acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Sections 7.07 and 7.08, that each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;

(b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or Person subject to such Acquisition shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period;

(c) interest accrued during the relevant Measurement Period on, and the principal of, any Debt repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;

(d) any Debt actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Debt at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period; and

(e) the above pro forma calculations (i) shall be made in good faith by a financial or accounting officer of the Borrower who is a Responsible Officer, and (ii) may include, for the avoidance of doubt, the amount of synergies and cost savings projected by the Borrower from actions taken or expected to be taken in connection with such transaction, subject to the applicable limitations set forth in the definition of “Consolidated EBITDA”.

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default or an Event of Default after giving Pro Forma Effect, based upon the results of operations for the relevant Measurement Period, to (a) such transaction, and (b) all other transactions that are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“Prohibited Transaction” has the respective meanings assigned to that term in Section 4975 of the Code and in Section 406 of ERISA.

“Property” means all types of real, personal, tangible, intangible or mixed property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.21.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” has the meaning set forth in Section 6.12.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment, or into, from or through any building, structure or facility.

“Release Date” has the meaning specified in Section 11.23(b).

“Removal Effective Date” has the meaning set forth in Section 9.06(b).

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA as to which the thirty (30) day notice period has not been waived.

“Request for Release” means a written request duly completed and signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit 11.23(b), delivered to the Administrative Agent by a Responsible Officer of the Borrower.

“Required Lenders” means, at any time, Lenders having Total Exposures representing more than 50% of the Total Exposures of all Lenders. The Total Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning set forth in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, (a) the chief executive officer, president, chief financial officer, executive vice president, senior vice president, senior executive vice president, vice president, treasurer, assistant treasurer or controller of such Loan Party (or, with respect to any Loan Party other than the Borrower, a director of such Loan Party, but only to the extent that such director is also a Responsible Officer of the Borrower), (b) solely for purposes of the delivery of incumbency certificates pursuant to or in connection with the Loan Documents, the secretary or any assistant secretary of such Loan Party, and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of such Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of such Loan Party designated in or pursuant to an agreement between such Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payments” has the meaning set forth in Section 7.09.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of the Closing Date, by and among the Borrower, the guarantors party thereto, the lenders party thereto, Bank of America, in its capacities as the administrative agent, the swingline lender and a letter of credit issuer, and the other letter of credit issuers party thereto.

“Revolving Credit Agreement Guaranteed Obligations” means the “Guaranteed Obligations” (as defined in the Revolving Credit Agreement).

“S&P” means S&P Global Ratings, a business of S&P Global Inc., and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the Canadian Government, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Specified Transaction” means: (a)(i) any investment that results in a Person becoming a Subsidiary of the Borrower; (ii) any Permitted Acquisition; (iii) any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower; (iv) any investment constituting an Acquisition of assets constituting a Business Segment, line of business or division of another Person; or (v) any Disposition of a Business Segment, line of business or division of the Borrower, in each case whether by merger, consolidation, amalgamation or otherwise; or (b) any incurrence or repayment of Debt (other than Debt incurred or repaid under the Revolving Credit Agreement without any adjustment to the commitments thereunder), Restricted Payment or other event requiring that the financial covenants set forth in Sections 7.07 and 7.08 be calculated for Pro Forma Compliance or on a Pro Forma Basis or after giving Pro Forma Effect.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning specified in Section 11.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” has the meaning specified in the definition of “Permitted Acquisition.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Term A Commitment” means, as to each Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A Commitment”. The aggregate amount of the Term A Commitments of all of the Lenders on the Closing Date shall be $450,000,000.

“Term A Facility” means, at any time (a) on or prior to the funding of the Term A Loans on the Closing Date, the aggregate amount of the Term A Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term A Loans of all Lenders outstanding at such time.

“Term A Loan” means an advance made by a Lender under the Term A Facility.

“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; provided, that, if Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR or any proposed Term SOFR Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day” and the definition of “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR”.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 3.03(b).

“Threshold Amount” means, at any time, the greater of (a) $100,000,000, and (b) an amount equal to 3% of the Consolidated Equity, determined as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01(a) (or, prior to the first date after the Closing Date on which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a), determined as of the end of the fiscal year of the Borrower ended December 31, 2024).

“Total Exposure” means, as to any Lender at any time, the sum of (a) the unused Commitments of such Lender at such time, plus (b) the Outstanding Amount of all Loans of such Lender at such time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, equity interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Wholly-Owned Subsidiary” means any Subsidiary all of the stock of every class of which (other than directors’ qualifying shares) is, at the time as of which any determination is being made, owned by the Borrower either directly or through one or more Wholly-Owned Subsidiaries. Unless otherwise specified, all references herein to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of the Borrower.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements or supplements set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Debt of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Debt of any Loan Party or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Debt, no effect shall be given to (x) any election by the Borrower to measure an item of Debt using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard), or (y) any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016–02, Leases (Topic 842), to the extent such adoption would require recognition of a lease liability where such lease (or similar arrangement) would not have required a lease liability under GAAP as in effect on December 31, 2015.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Treatment. Each Specified Transaction that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Sections 7.07 and 7.08 and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Measurement Period.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 [Reserved].

1.07 [Reserved].

1.08 [Reserved].

1.09 [Reserved].

1.10 [Reserved].

1.11 Interest Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Term SOFR Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Term SOFR Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Term SOFR Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Term SOFR Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01 Term A Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Term A Loan to the Borrower in Dollars on the Closing Date in an amount not to exceed the amount of such Lender’s Term A Commitment. Term A Loans repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Notice of Borrowing. Each Borrowing, each conversion of Loans from Base Rate Loans to Term SOFR Loans, each conversion of Term SOFR Loans to Base Rate Loans, and each continuation of a Term SOFR Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 1:00 p.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, that, if the Borrower wishes to request Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. five Business Days prior to the requested date of such Borrowing, conversion or continuation of Term SOFR Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and, not later than 1:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Term SOFR Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each Loan Notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Base Rate Loans to Term SOFR Loans, a conversion of Term SOFR Loans to Base Rate Loans, or a continuation of Term SOFR Loans, as the case may be, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion of Term SOFR Loans to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Advances. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans as described in Section 2.02(a). In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Term SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Term SOFR Loans be converted immediately to Base Rate Loans.

(d) Interest Periods. After giving effect to all Borrowings, all conversions of Base Rate Loans to Term SOFR Loans, all conversions of Term SOFR Loans to Base Rate Loans, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(e) Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(f) Term SOFR Conforming Changes. The Administrative Agent will have the right to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty subject to Section 3.05; provided, that, unless otherwise agreed by the Administrative Agent: (a) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 1:00 p.m. (i) two Business Days prior to any date of prepayment of Term SOFR Loans, and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the applicable Facility to be prepaid, the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the applicable Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Loan, any additional amounts required pursuant to Section 3.05. Each prepayment pursuant to this Section 2.05 shall be applied to the Loans under each then-existing Facility on a pro rata basis. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the applicable Facility. Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05 shall be applied first to Base Rate Loans, then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05 shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Commitments.

(a) Mandatory. The aggregate Term A Commitments shall be automatically and permanently reduced to zero and terminated on the Closing Date after giving effect to the Term A Borrowing to occur on the Closing Date.

(b) Facility Termination Date. This Agreement shall remain in full force and effect until the Facility Termination Date, at which time this Agreement and the other Loan Documents shall automatically terminate. Upon the occurrence of the Facility Termination Date, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the termination of this Agreement and the other Loan Documents. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any holder of the Obligations as a preference, fraudulent conveyance or otherwise under any Debtor Relief Law, all as though such payment had not been made; provided, that, in the event payment of all or any part of the Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including any reasonable legal fees and disbursements) incurred by the Administrative Agent or any holder of the Obligations in defending and enforcing such reinstatement shall be deemed to be included as a part of the Obligations.

2.07 Repayment of Loans.

(a) Term A Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Term A Loans outstanding on such date.

(b) Incremental Term Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Incremental Term Loans outstanding on such date.

2.08 Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.08(b): (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b) Default Rate.

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (including a payment default), all outstanding Obligations may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) The Borrower shall pay to the Administrative Agent and BofA Securities, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) The Borrower shall pay to each Arranger and the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate, and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher interest and fees for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent, for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this clause (b) shall survive the termination of all Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note in the form of Exhibit 2.11 (a “Note”), which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the applicable Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07 and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, as applicable. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (A) the Borrower has not in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (C) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time, to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time, to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 [Reserved].

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Applicable Percentages of the Lenders hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their relevant Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 Incremental Term Facilities.

(a) So long as no Default or Event of Default has occurred and is continuing, after the Closing Date, the Borrower may request in writing that one or more new tranches of term loans be established under this Agreement (each such new tranche of term loans being an “Incremental Term Facility” and collectively, the “Incremental Term Facilities”), in an aggregate amount for all Incremental Term Facilities established after the Closing Date not to exceed $150,000,000. Any such request for an Incremental Term Facility shall (i) be submitted by the Borrower to the Lenders through the Administrative Agent not less than thirty (30) days prior to the proposed effective date of such Incremental Term Facility, (ii) specify the proposed effective date and amount of such Incremental Term Facility (which shall be no less than $25,000,000), and (iii) be accompanied by a certificate signed by an officer of the Borrower stating that no Default or Event of Default has occurred and is continuing as of the date of the request or will result from the requested Incremental Term Facility. The terms of any Incremental Term Facility shall be the same as the Term A Facility (it being understood and agreed, for the avoidance of doubt, that (A) the maturity date for any Incremental Term Facility shall be the Maturity Date, (B) the “applicable rate” for purposes of interest accruing on any Incremental Term Loans shall be determined by reference to the Applicable Rate, and (C) Incremental Term Loans made under any Incremental Term Facility shall not be subject to any scheduled amortization).

(b) Each Lender may accept or reject a request to participate in any Incremental Term Facility in its sole and absolute discretion and, absent an affirmative written response within thirty (30) days after receipt of such request, shall be deemed to have rejected the request. The rejection of such a request by any number of Lenders shall not affect the Borrower’s right to implement any Incremental Term Facility pursuant to this Section 2.16. In responding to a request hereunder, each Lender that is willing to participate in any Incremental Term Facility shall specify the amount of the Incremental Term Loan it is willing to extend in connection with such Incremental Term Facility. Each accepting Lender shall be entitled to participate ratably (based on its Applicable Percentage of the Term A Facility) in any Incremental Term Facility.

(c) If the aggregate principal amount offered by the accepting Lenders is less than the amount requested, the Borrower may (i) reject the proposed Incremental Term Facility in its entirety, (ii) accept the offered amounts, or (iii) designate new lenders which qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with Section 2.16(e) (each, a “New Lender”).

(d) After completion of the foregoing, the Administrative Agent shall give written notification to the Lenders and any New Lenders of the commitments for such Incremental Term Facility, which shall thereupon become effective upon compliance with the conditions precedent set forth in Section 2.16(f).

(e) Each New Lender shall become an additional party hereto as a Lender concurrently with the effectiveness of the proposed Incremental Term Facility upon its execution of an agreement that is in form and substance reasonably acceptable to the Administrative Agent and that, in any event, contains the representations, warranties, indemnities and other protections afforded to the Administrative Agent and the other Lenders that would be granted or made by an assignee by means of the execution of an assignment and assumption agreement. Upon becoming a party hereto, a New Lender shall have all rights and obligations of a Lender under this Agreement.

(f) Subject to the foregoing, any Incremental Term Facility requested under this Section 2.16 shall be effective as of the date proposed by the Borrower upon satisfaction of the following conditions precedent:

(i) execution and delivery by each Loan Party of such amendments to and reaffirmations of the Loan Documents as the Administrative Agent may reasonably request in connection with such Incremental Term Facility; provided, that, (A) the Administrative Agent shall be permitted to enter into any such amendment without the execution thereof or consent thereto by any of the Lenders so long as the purpose of such amendment is solely to incorporate appropriate provisions for an Incremental Term Facility as provided in this Section 2.16 and to make any technical or conforming changes required thereby, and (B) the Borrower shall procure that the holders of any Permitted Private Placement Debt execute and deliver to the Administrative Agent such amendments to any Intercreditor Agreement as the Administrative Agent may reasonably request relating to such Incremental Term Facility;

(ii) execution and delivery by each Loan Party to the Administrative Agent of a certificate certifying and attaching board resolutions adopted by each of them approving or consenting to such Incremental Term Facility; and

(iii) payment by the Borrower of all fees agreed among the Borrowers and the applicable Lenders (including the New Lenders) in connection with such Incremental Term Facility.

(g) On the effective date of any Incremental Term Facility, each Incremental Term Lender under such Incremental Term Facility severally agrees to make an Incremental Term Loan to the Borrower in Dollars and in the amount of such Incremental Term Lender’s Incremental Term Commitment for such Incremental Term Facility. Incremental Term Borrowings prepaid or repaid may not be reborrowed. Incremental Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, the Administrative Agent against (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligations of the Loan Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register, and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Borrower or the Administrative Agent, any Lender shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W–8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.01–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN–E (or W–8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN–E (or W–8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01–2 or Exhibit 3.01–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01–4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be, in each case, suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or otherwise convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans to such day, and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

(b) If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund, hold a commitment or maintain its participation in any Loan, or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Borrowing, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Borrowing shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law), and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan, a conversion of Base Rate Loans to Term SOFR Loans, or a continuation of Term SOFR Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Term SOFR Successor Rate has been determined in accordance with Section 3.03(b) and the circumstances under Section 3.03(b)(i) or the Term SOFR Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Loans, Interest Period(s) or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (1) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans, in each case to the extent of the affected Loans, Interest Periods or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in the amount specified therein, and (2) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”). If the Term SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (A) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in Section 3.03(b)(i) or Section 3.03(b)(ii) have occurred with respect to the Term SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then-current Term SOFR Successor Rate in accordance with this Section 3.03(b) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then-existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Term SOFR Successor Rate. Any Term SOFR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any Term SOFR Successor Rate as so determined would otherwise be less than zero, such Term SOFR Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Term SOFR Successor Rate, the Administrative Agent will have the right to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03(b), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or clause (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of any Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to Effectiveness and Initial Credit Extensions.

The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder is subject to satisfaction of the following conditions precedent:

(a) Execution of Loan Documents. The Administrative Agent shall have received counterparts of this Agreement and the other Loan Documents to be executed and delivered on the Closing Date, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Organization Documents, Resolutions, Etc. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party, dated the Closing Date, certifying as to the Organization Documents of such Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date acceptable to the Administrative Agent by such Governmental Authority), the resolutions of the governing body of such Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of such Loan Party. The Administrative Agent shall also have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(c) Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Loan Parties (which may be in-house counsel of the Borrower with respect to customary corporate opinions for Parsons Secure Solutions Inc. and for Parsons Government Services Inc.), dated the Closing Date and addressed to the Administrative Agent and each of the Lenders, in form and substance acceptable to the Administrative Agent.

(d) Closing Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that: (i) after giving effect to the transactions contemplated by the Loan Documents to be consummated on the Closing Date, (A) the representations and warranties of each Loan Party contained in this Agreement and in any other Loan Document shall (1) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the Closing Date, and (2) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the Closing Date; and (B) no Default or Event of Default exists; and (ii) there shall not have occurred since December 31, 2024 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Change.

(e) Existing Debt of the Loan Parties. All of the existing Debt for borrowed money of the Borrower and its Subsidiaries (including Debt arising under the Existing Credit Agreement, but other than Debt permitted to exist pursuant to this Agreement) shall be repaid in full and all commitments, guarantees and security interests related thereto shall be terminated on or prior to the Closing Date.

(f) Revolving Credit Agreement. The Revolving Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent, shall be, or simultaneously with the effectiveness of this Agreement, shall become, effective.

(g) KYC Information; Beneficial Ownership. Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act. Any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender, to the extent requested by such Lender, a Beneficial Ownership Certification in relation to such Loan Party.

(h) Fees. The Administrative Agent (or the applicable Arranger, if paid directly to such Arranger) shall have received all fees, if any, owing to the Administrative Agent, the Arrangers and the Lenders pursuant to the Fee Letter and Section 2.09.

(i) Expenses. Unless waived by the Administrative Agent, the Borrower shall have reimbursed all reasonable, documented and invoiced out-of-pocket expenses of the Administrative Agent and BofA Securities (including all reasonable, documented and invoiced out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)), to the extent invoiced at least three (3) Business Days prior to the Closing Date (or such shorter period of time as is agreed by the Borrower).

(j) Loan Notice. The Administrative Agent shall have received (i) a Loan Notice in accordance with the requirements of this Agreement connection with the Term A Borrowing to occur on the Closing Date, and (ii) to the extent Term SOFR Loans are to be made on the Closing Date, a funding indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent.

Without limiting the generality of the provisions of Section 9.03(c) or Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 [Reserved].

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01 Due Organization; Good Standing.

The Borrower and each of its Subsidiaries are duly organized and existing under the laws of their respective states of organization, and are properly licensed and in good standing in, and where necessary to maintain their rights and privileges have complied with the fictitious name statute of, every jurisdiction in which they are doing business.

5.02 Power; Authorization.

The execution, delivery and performance by the Borrower and each Subsidiary of the Loan Documents to which each is a party and any instrument or agreement required hereunder or thereunder are within such Person’s powers, have been duly authorized, and are not in conflict with the terms of any of its Organization Documents or any instrument or agreement to which such Person is a party or by which it is bound or affected.

5.03 No Legal Bar.

There is no law, rule or regulation, nor is there any judgment, decree or order of any court or other Governmental Authority, binding on the Borrower or any Subsidiary which would be contravened by the execution, delivery, performance or enforcement of any Loan Document or any instrument or agreement required hereunder or thereunder.

5.04	Enforceable Obligation.

The Loan Documents are legal, valid and binding agreements of the Borrower and each Subsidiary party thereto or hereto, enforceable against the Borrower and each Subsidiary in accordance with their respective terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles relating to or limiting creditors’ rights generally.

5.05	Ownership of Property; Liens.

The Borrower has, and each Subsidiary has, good and indefeasible title to its respective Real Property (other than Real Property which it leases) and good title to all of its other Property, including the Property reflected in the most recent audited balance sheet referred to in Section 5.17 (other than Property disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 7.01. The Borrower and each Subsidiary enjoy peaceful and undisturbed possession of all leased Real Property necessary in any material respect for the conduct of their respective businesses, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such businesses. The leases for such leased Real Property are valid and subsisting and are in full force and effect.

5.06 Taxes.

The Borrower has, and each Subsidiary has, filed all federal, state and other income tax returns which, to the best knowledge of the officers of the Borrower, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

5.07 Conflicting Agreements and Other Matters.

As of the Closing Date, neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement or subject to any restriction under its Organization Documents which materially and adversely affects its business, Property or financial condition. Neither the execution and delivery of this Agreement nor the compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the Property of the Borrower or any of its Subsidiaries pursuant to, the Organization Documents of the Borrower or any of its Subsidiaries, any award of any arbitrator or any material agreement (including any agreement with stockholders), material instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower or any of its Subsidiaries is subject. As of the Closing Date, neither the Borrower nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing material indebtedness of the Borrower or any of its Subsidiaries, any material agreement relating thereto or any other material contract or material agreement (including its Organization Documents) which expressly limits the amount of Debt of the Borrower such as the Loans, except for the Loan Documents or as set forth in the agreements listed in Schedule 5.07.

5.08 ERISA.

No Plan (other than a Multiemployer Plan) fails to satisfy the minimum funding standard (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not a waiver of such standard or an extension of an amortization period has been sought or obtained. No liability to the PBGC has been or is expected by the Borrower or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Borrower, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. Neither the Borrower, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Borrower and its Subsidiaries taken as a whole. As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement.

5.09 Government Consent.

Neither the nature of the Borrower or of any Subsidiary, nor any of their respective businesses or Property, nor any relationship between the Borrower or any Subsidiary and any other Person, is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Authority in connection with the execution and delivery of this Agreement or fulfillment of or compliance with the terms and provisions hereof.

5.10 Environmental Compliance.

The Borrower and its Subsidiaries and all of their respective Property and facilities have complied and are complying at all times and in all respects with all Hazardous Materials Laws except, in any such case, where failure to comply could not reasonably be expected to constitute or cause a Material Adverse Change.

5.11 Licenses, Permits, Etc.

(a) The Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, approvals, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material to their business, without known conflict with the rights of others, including any such items that are required or appropriate in order for the Borrower or any of its Subsidiaries to enter into, perform and receive payment under contracts with, or otherwise provide services to, the United States government and its departments and agencies.

(b) To the best knowledge of the Borrower, no product of the Borrower or its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Borrower, there is no material violation by any Person of any right of the Borrower or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Borrower or any of its Subsidiaries.

5.12 Investment Company Status.

Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940.

5.13 Foreign Asset Control Regulations; Absence of Foreign or Enemy Status.

Neither the Borrower nor any Subsidiary is in violation of the restrictions set forth in the following laws and all Executive Orders and regulations promulgated under those laws: (a) Foreign Corrupt Practices Act, 15 U.S.C. § 78 et seq.; (b) Currency and Foreign Transactions Reporting Act, 31 U.S.C. § 5316; (c) Trading With the Enemy Act, 50 U.S.C. App. § 1-44; (d) Cuban Democracy Act, 22 U.S.C. 6001-6010; (e) The Foreign Assistance Act of 1961, 22 U.S.C. 2370(a); (f) International Emergency Economic Powers Act, 50 U.S.C. § 1701-1706; (g) National Emergencies Act, 50 U.S.C. § 1601-1651; (h) United Nations Participation Act of 1945, 22 U.S.C. § 287c; (i) International Security and Development Cooperation Act, 22 U.S.C. 2349aa-8, 2349aa-9; (j) Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. § 6021–6091; (k) Antiterrorism and Effective Death Penalty Act of 1996, 18 U.S.C. § 2332d; and (l) The Export Administration Act of 1979, 50 U.S.C. App. § 2407.

5.14 Litigation.

Except as set forth on Schedule 5.14, there are no suits, proceedings, claims or disputes pending or, to its knowledge, constituting a real threat against or affecting the Borrower, any Subsidiary or the Property of the Borrower or any of its Subsidiaries, the adverse determination of which could reasonably be expected to constitute or cause a Material Adverse Change.

5.15 No Default.

No event has occurred and is continuing or would result from the incurring of the Obligations by the Borrower or any Subsidiary under any Loan Document, which is a Default or an Event of Default.

5.16 Principal Subsidiaries and Guarantors.

Schedule 5.16 lists all the Principal Subsidiaries of the Borrower as of the Closing Date. All Principal Subsidiaries are Guarantors or, with respect to Foreign Subsidiaries that are Principal Subsidiaries, are subject to the stock pledge set forth under Section 6.10. The Guarantors, together with all Foreign Subsidiaries that are subject to the stock pledge set forth under Section 6.10 (or otherwise pledged in favor of the Administrative Agent, for the benefit of the Guaranteed Parties), collectively have revenues for the most recently ended Measurement Period of at least seventy-five percent (75%) of the consolidated revenues of the Borrower and its Subsidiaries for such period.

5.17 Financial Statements.

The Borrower has heretofore delivered to the Administrative Agent copies of the consolidated balance sheets of the Borrower as of December 31, 2024 and as of March 31, 2025 and the related consolidated statements of operations, shareholders’ equity and changes in cash flows for the year or quarter then ended, as applicable (such statements being sometimes referred to herein as the “Financial Statements”). The December 31, 2024 Financial Statements were audited and reported on by PricewaterhouseCoopers LLP. The Financial Statements fairly present the consolidated financial condition and the consolidated results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein, and the Financial Statements have been prepared in conformity with GAAP (except as disclosed in the notes thereto). As of the Closing Date, except (a) as reflected in the Financial Statements or in the footnotes thereto, or (b) as otherwise disclosed in writing to the Administrative Agent prior to the Closing Date, neither the Borrower nor any Subsidiary has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which is material to the Borrower and the Subsidiaries on a consolidated basis and which, in accordance with GAAP consistently applied, should have been recorded or disclosed in the Financial Statements and was not. Since December 31, 2024, the Borrower and each Subsidiary has conducted its business only in the ordinary course, and there has been no adverse change in the financial condition of the Borrower and its Subsidiaries taken as a whole which is material to the Borrower and its Subsidiaries on a consolidated basis, except in each case as disclosed in writing to the Administrative Agent prior to the Closing Date.

5.18 Compliance with Applicable Law.

Neither the Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to constitute or cause a Material Adverse Change or impair its ability to perform its obligations under any Loan Document or under any instrument or agreement required hereunder or thereunder, except as disclosed in writing to the Administrative Agent. The Borrower and each Subsidiary are complying in all material respects with all applicable statutes and regulations, including ERISA and applicable occupational, safety and health and other labor laws, of all Governmental Authorities, a violation of which could reasonably be expected to constitute or cause a Material Adverse Change or could impair the Borrower’s or any Principal Subsidiary’s ability to perform its obligations under the Loan Documents to which it is party, or under any instrument or agreement required hereunder or thereunder, except as otherwise disclosed in writing to the Lenders.

5.19 Governmental Regulations.

Neither the Borrower nor any Subsidiary is subject to any statute or regulation which regulates the incurring by it of indebtedness for borrowed money.

5.20 Federal Reserve Regulations.

The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the FRB. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including the provisions of Regulations T, U and X of the FRB.

5.21 [Reserved].

5.22 Solvency.

Each of the Borrower and its Subsidiaries is now, and after giving effect to this Agreement will be, able to pay its debts (including trade debts) as they mature, has capital sufficient to carry on its business and has assets whose fair saleable value exceeds the amount of its liabilities.

5.23 Anti-Corruption Laws and Sanctions.

The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are, the subject of any list-based or territorial Sanctions. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

5.24 Affected Financial Institutions.

No Loan Party is an Affected Financial Institution.

5.25 Covered Entities.

No Loan Party is a Covered Entity.

5.26 Beneficial Ownership Certification.

The information included in any Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01 Financial Statements.

Deliver to the Administrative Agent in form and detail satisfactory to the Administrative Agent, with sufficient copies for each Lender:

(a) as soon as practicable and in any event within 60 days after the end of each quarterly period (except the last quarterly period) in each fiscal year, (i) unaudited consolidated statements of income, cash flows and shareholders’ equity, and an unaudited consolidated balance sheet, of the Borrower and its Subsidiaries, and (ii) unaudited consolidating statements of income, and unaudited consolidating balance sheets, of the Borrower and its Business Segments, in each case for the period from the beginning of the current fiscal year to the end of such quarterly period or, in the case of balance sheets, as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Borrower, subject to changes resulting from year-end adjustments; and

(b) as soon as practicable and in any event within 100 days after the end of each fiscal year, (i) consolidated statements of income, cash flows and shareholders’ equity, and a consolidated balance sheet, of the Borrower and its Subsidiaries, and (ii) consolidating statements of income, and consolidating balance sheets, of the Borrower and its Business Segments, in each case for such fiscal year or, in the case of balance sheets, as at the end of such fiscal year, all in reasonable detail and satisfactory in form to the Administrative Agent and, as to such consolidated statements only, reported on by independent public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Administrative Agent whose report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Administrative Agent in its good faith business judgment to be adverse to the interests of the Lenders.

6.02 Certificates, Notices and Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a) contemporaneously with delivering the financial statements referred to in Sections 6.01(a) and 6.01(b), a Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a statement listing (i) the aggregate amount of employee wages subject to ESOP contribution calculations during such fiscal year, and (ii) the aggregate amount of contributions made by the Borrower to the ESOP during such fiscal year;

(c) as soon as practicable and in any event within 100 days after the end of each fiscal year, (i) a statement setting forth the percentage contribution of each Guarantor to the Borrower’s consolidated gross revenues for the fiscal year, and (ii) a certificate of the Secretary or an Assistant Secretary and one other officer of the Borrower certifying that other than those Subsidiaries set forth on the statement described in clause (i) above, no other Subsidiaries are obligated to become Guarantors or, in the case of Foreign Subsidiaries, to have their stock pledged to the Administrative Agent pursuant to the terms of this Agreement, including Section 6.10;

(d) (i) as soon as practicable and in any event within sixty (60) days after the end of each of the Borrower’s fiscal quarters (except the last fiscal quarter), a summary gross profit backlog statement showing the total backlog of the Borrower and its Business Segments as of the end of each such fiscal quarter, and (ii) as soon as practicable and in any event within one hundred (100) days after the end of each of the Borrower’s fiscal years, a summary gross profit backlog statement showing the total backlog of the Borrower and its Business Segments as of the end of each such fiscal year;

(e) contemporaneously with delivering the financial statements referred to in Sections 6.01(a) and 6.01(b), a schedule of Non-Recourse Investments and Non-Recourse Debt, substantially in the form of Schedule 6.02(e) containing a breakdown of the portion of Consolidated EBITDA, Consolidated Equity and Consolidated Debt (substantially in the form of Exhibit 6.02(a)) attributable thereto which has been excluded from the calculations of the financial covenants, in form and substance satisfactory to the Administrative Agent and signed by a Responsible Officer of the Borrower;

(f) promptly after request, such other information respecting the condition, financial or otherwise, or operations of the Borrower and its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(g) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act; and

(h) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.

Documents required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that, (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (y) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”), and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (B) by marking the Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07), (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (D) the Administrative Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Prompt Notice.

Immediately (unless otherwise provided below) give written notice to the Administrative Agent of:

(a) all litigation affecting the Borrower or any Subsidiary as a defendant and where the amount claimed in a single litigation action, not fully covered by insurance, is in excess of the Threshold Amount;

(b) any draw of $20,000,000 or more under any Outside Letter of Credit that remains unpaid for more than ten (10) Business Days;

(c) any Default or Event of Default, which notice shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto;

(d) as to any Plan: (i) promptly and in no event more than 10 days after the Borrower knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan which could reasonably be expected to constitute or cause a Material Adverse Change, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event together with a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto; (ii) at least 10 days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice; (iii) as reasonably requested by the Administrative Agent, promptly and in no event more than 10 days after the filing thereof with the IRS, copies of each annual report which is filed on Form 5500, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule SB to such Form 5500, if any; (iv) promptly and in no event more than 10 days after the Borrower knows or has reason to know of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of a Responsible Officer of the Borrower describing such event or condition; (v) promptly and in no event more than 10 days after receipt thereof by the Borrower or an ERISA Affiliate, each notice received by the Borrower or an ERISA Affiliate concerning the imposition of any withdrawal liability under Section 4202 of ERISA; (vi) promptly after receipt thereof a copy of any notice the Borrower or any ERISA Affiliate may receive from PBGC or the IRS with respect to any Plan or Multiemployer Plan which could reasonably be expected to constitute or cause a Material Adverse Change; provided, that, this clause (vi) shall not apply to notices of general application promulgated by the PBGC or the IRS; (vii) promptly and in any event within 10 days after the Borrower knows or has reason to know of any condition existing with respect to a Plan which presents a material risk of termination of the Plan, or imposition of an excise tax, requirement to provide security to the Plan, or incurrence of other liability by the Borrower or any ERISA Affiliate, such that the amount of such proposed excise tax, security or liability as determined in good faith by the Borrower is in excess of an amount which could reasonably be expected to constitute or cause a Material Adverse Change; and (viii) promptly and in no event more than 10 days after the filing thereof with the Secretary of the Treasury, a copy of any application by the Borrower or any ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code which could reasonably be expected to constitute or cause a Material Adverse Change;

(e) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries, and any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, in each case which could reasonably be expected to constitute or cause a Material Adverse Change; and

(f) any other matter which has resulted in, or could reasonably be expected to constitute or cause, a Material Adverse Change.

6.04 Equally-Secure Obligations.

If the Borrower or any Subsidiary shall create or assume any Lien upon any of its Property, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 7.01 (unless prior written consent to the creation or assumption thereof shall have been obtained from the Required Lenders), make or cause to be made effective a provision whereby the Guaranteed Obligations will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured; provided, that, (a) notwithstanding the foregoing, this covenant shall not be construed as a consent by the Lenders to any creation or assumption of any such Lien not permitted by the provisions of Section 7.01, and (b) other than any agreements pursuant to which any Permitted Private Placement Debt is issued, neither the Borrower nor any of its Subsidiaries shall be a party to any agreement prohibiting, or amend any agreement to prohibit, the creation or assumption of any Lien in favor of the Administrative Agent, any Lender upon its Property, whether now owned or hereafter acquired.

6.05 Insurance.

Maintain, and cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to their respective Property and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; and, if requested by the Administrative Agent or any Lender, deliver evidence of such insurance coverage thereto, in reasonable detail.

6.06 Maintenance of Properties.

Maintain and keep, and cause each Subsidiary to maintain and keep, or cause to be maintained and kept, their respective Property in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided, that, this Section 6.06 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its Property if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to constitute or cause a Material Adverse Change.

6.07 Payment of Obligations, Taxes and Claims.

Pay, and cause each Subsidiary to pay, all obligations, including tax claims, when due, and file, and cause each Subsidiary to file, all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their Property, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien on Property of the Borrower or any Subsidiary, provided, that, neither the Borrower nor any Subsidiary need pay any such obligation, tax, assessment, charge, levy or claim if and to the extent that (a) the amount, applicability or validity thereof is being contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary (the foregoing described in this clause (a) being hereafter referred to as a “Good Faith Contest”), or (b) the nonpayment of all such obligations, taxes, assessments, charges, levies and claims of the Borrower and its Subsidiaries in the aggregate could not reasonably be expected to constitute or cause a Material Adverse Change.

6.08 Compliance with Laws.

Comply, and cause each Subsidiary to comply, with all Applicable Laws, including (a) any Laws that apply to parties that enter into, perform or receive payment under contracts with, or otherwise provide services to, the United States government or its departments and agencies (including compliance with requirements resulting from audits conducted by the General Accounting Office), (b) ERISA, (c) Regulations T, U and X of the FRB, (d) Hazardous Materials Laws, and (e) all domestic Laws (including

Executive Orders of the President of the United States) and all foreign Laws not in conflict with or in violation of domestic Laws, relating to the conduct of business activities by domestic corporations within and/or outside the United States, in each case, with respect to which noncompliance could reasonably be expected to constitute or cause a Material Adverse Change; maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions; and, without limiting the generality of the foregoing, comply, and cause its Subsidiaries to comply, to the extent applicable with the provisions of the following Laws and all Executive Orders and regulations promulgated under those Laws, to the extent that the noncompliance with the same could reasonably be expected to constitute or cause a Material Adverse Change: (i) Foreign Corrupt Practices Act, 15 U.S.C. § 78 et seq.; (ii) Currency and Foreign Transactions Reporting Act, 31 U.S.C. § 5316; (iii) Trading with the Enemy Act, 42 U.S.C. App. § 1-44; (iv) Cuban Democracy Act, 22 U.S.C. § 6001-6010; (v) The Foreign Assistance Act of 1961, 22 U.S.C. § 2370(a); (vi) International Emergency Economic Powers Act, 50 U.S.C. § 1701-1706; (vii) National Emergencies Act, 50 U.S.C. § 1601-1651; (viii) United Nations Participation Act of 1945, 22 U.S.C. § 287c; (ix) International Security and Development Cooperation Act, 22 U.S.C. 2349aa-8, 2349aa-9; (x) Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. § 6021–6091; (xi) Antiterrorism and Effective Death Penalty Act of 1996, 18 U.S.C. § 2332d; and (xii) The Export Administration Act of 1979, 50 U.S.C. App. § 2407.

6.09 Maintenance of Existence.

Preserve and maintain, and cause its Subsidiaries to preserve and maintain, their legal existence and all rights, privileges and franchises necessary or desirable in the ordinary conduct of their business; and not become (a) a “public utility” within the meaning of the Federal Power Act, or (b) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940.

6.10 Guaranties of New Principal Subsidiaries; Stock Pledge of Foreign Subsidiaries; Addition of Guarantors .

Until the Release Date:

(a) Cause any Person (including any existing Subsidiary) that becomes a Principal Subsidiary, within 45 days after the Guarantor Determination Date with respect thereto (unless extended by the Administrative Agent in its sole discretion), to (i) become a Guarantor, and (ii) deliver to the Administrative Agent (with copies for each Lender) (A) a Joinder Agreement and those documents required pursuant to Section 4.01(b) and Section 4.01(g), as such documents pertain to such Guarantor, (B) a favorable opinion of counsel, designated by the Borrower and reasonably acceptable to the Administrative Agent, with respect to such Guarantor in form and substance satisfactory to the Administrative Agent, and (C) such other documents, agreements and instruments as the Administrative Agent may reasonably request; provided, that, with respect to any Foreign Subsidiary that becomes a Principal Subsidiary, the Borrower may, solely in lieu of such Foreign Subsidiary becoming a Guarantor, (1) cause the number of whole shares of capital stock closest to but not exceeding 65% of the issued and outstanding capital stock of such Foreign Subsidiary directly owned by the Borrower or any Domestic Subsidiary to be subject at all times to a first-priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of such security documents as the Administrative Agent shall reasonably request, and (2) cause such Foreign Subsidiary to deliver to the Administrative Agent the documents referenced in clause (ii) above with respect to such Foreign Subsidiary; provided further, that, (i) in no event shall any Subsidiary be required to be a Guarantor to the extent that doing so would result in a material adverse tax consequence to the Borrower and its Subsidiaries as a result of the operation of Section 956 of the Code, including by reason of such Subsidiary being (A) a Foreign Subsidiary, (B) a direct or indirect Domestic Subsidiary of a Foreign Subsidiary or of a Disregarded Domestic Person (as defined below), or (C) a wholly-owned Domestic Subsidiary (1) substantially all of the assets of which consist of shares, equity interests, capital stock and/or indebtedness of one or more Foreign Subsidiaries, or (2) that is treated as a disregarded entity for U.S. federal income tax purposes and that holds equity interests, capital stock and/or indebtedness of one or more Foreign Subsidiaries (each of (1) and (2), a “Disregarded Domestic Person”), and (ii) in no event shall any such Lien be required that would result in a material adverse tax consequence to the Borrower and its Subsidiaries as a result of the operation of Section 956 of the Code; and

(b) If the Administrative Agent determines, based upon its review of any of the annual Financial Statements described in Section 6.01 and any of the annual statements described in Section 6.02(c), that the Guarantors, in the aggregate, do not have revenues constituting at least seventy-five percent (75%) of the consolidated revenues of the Borrower and its Subsidiaries for the Measurement Period reflected in such annual statements, then within 45 days after its receipt of notice from the Administrative Agent of such determination (unless extended by the Administrative Agent in its sole discretion), cause such additional Subsidiaries, irrespective of whether Principal Subsidiaries, to (i) become Guarantors so that, after giving effect to such additional guaranties, the Guarantors in the aggregate have revenues constituting at least seventy-five percent (75%) of the consolidated revenues of the Borrower and its Subsidiaries for such Measurement Period, and (ii) deliver to the Administrative Agent (with copies for each Lender) each of the items required by clause (a)(ii) of this Section 6.10; provided, that, (A) for purposes of making the calculations set forth above, each Foreign Subsidiary whose stock is pledged pursuant to clause (a) above or otherwise shall be considered a Guarantor, and (B) notwithstanding the foregoing, no Domestic Subsidiary shall be required to become a Guarantor pursuant to this clause (b) to the extent that (1) such Domestic Subsidiary is acquired by the Borrower or any Subsidiary after the Closing Date and, at the time of the relevant Acquisition, is an obligor in respect of assumed Debt permitted by this Agreement to the extent (and solely for so long as) the documentation governing the applicable assumed Debt prohibits such Domestic Subsidiary from providing a guarantee of the Guaranteed Obligations, (2) such Domestic Subsidiary is a Subsidiary of a Foreign Subsidiary of the Borrower, (3) such Domestic Subsidiary is a captive insurance subsidiary, (4) such Domestic Subsidiary is a not-for-profit subsidiary, (5)(x) such Domestic Subsidiary is not permitted by Applicable Law or an existing contract to become a Guarantor and provide a guarantee of the Guaranteed Obligations, (y) the provision by such Domestic Subsidiary of a guarantee of the Guaranteed Obligations would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been received, or (z) the provision by such Domestic Subsidiary of a guarantee of the Guaranteed Obligations would result in material adverse tax consequences to the Borrower or its Subsidiaries (as determined by the Borrower in good faith), (6) such Domestic Subsidiary is a special purpose entity, or (7) the burden or cost of such Domestic Subsidiary becoming a Guarantor outweighs, or would be excessive in light of, the practical benefit afforded thereby as reasonably determined by the Borrower in consultation with the Administrative Agent.

6.11 Licenses, Permits, Etc.

Preserve, protect and maintain, and cause its Subsidiaries to, preserve, protect and maintain, all licenses, permits, authorizations, approvals, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are necessary or desirable in the ordinary conduct of the business of the Borrower and its Subsidiaries, including all such items that are required or appropriate in order for the Borrower or any of its Subsidiaries to enter into, perform and receive payment under contracts with, or otherwise provide services to, the United States government and its departments and agencies.

6.12 Hazardous Materials.

Keep and maintain, and cause its Subsidiaries to keep and maintain, all real Property in which the Borrower or a Subsidiary has any ownership or leasehold interest (“Real Property”) in compliance with all Hazardous Materials Laws, except to the extent any non-compliance would not reasonably be expected to constitute or cause a Material Adverse Change; and not permit any of its Subsidiaries to, use, generate, manufacture, store or dispose of on, under or about any Real Property, or transport to or from any Real Property, any flammable explosives, radioactive materials, hazardous wastes or toxic substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Applicable Laws (collectively referred to herein as “Hazardous Materials”) except for (a) Hazardous Materials listed on Schedule 6.12 (and, to the extent such listing includes “trade name” substances, substitutions for such trade name substances containing the same component hazardous material), or (b) other Hazardous Materials used by the Borrower, its Subsidiaries and other occupants of the Real Property in connection with their respective business operations or for general maintenance of such Real Property and used and disposed of in material compliance with Hazardous Materials Laws; provided, that, the Borrower shall indemnify, defend and hold harmless the Indemnitees from and against (which indemnity shall survive the repayment of the Obligations and the Facility Termination Date) any loss, damage, cost, expense or liability arising out of or attributable to the use, generation, storage, Release, threatened Release, discharge, transportation, disposal, or presence of Hazardous Materials (including asbestos) on, under or about the any Real Property, including (i) the costs of any remediation of any Real Property required under Hazardous Materials Laws, including the preparation and implementation of any closure, remedial or other required plans, and (ii) all reasonable costs and expenses incurred by the Indemnitees in connection with clause (i), including all reasonable attorney costs.

6.13 Use of Proceeds.

Use the proceeds of the Loans for general working capital, to finance capital expenditures, to finance the repayment in full of Debt outstanding under the Existing Credit Agreement, for general corporate purposes, for purchases of stock of the Borrower, to fund certain fees and expenses associated with the closing of the transactions contemplated hereunder, and for Permitted Acquisitions; provided, that, (a) no part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, (b) the Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that at the time of such funding is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise), and (c) the Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws.

6.14 Books and Records.

Maintain, and cause its Subsidiaries to maintain, adequate books, accounts and records in accordance with GAAP, and permit employees or agents of the Lenders at any reasonable time and as often as may reasonably be desired to inspect its Property, and to examine or audit its books, accounts and records and make copies and memoranda thereof and to discuss with its officers the business, operations, Property and financial condition of it and its Subsidiaries.

6.15 Further Assurances.

Ensure that all written information, exhibits and reports furnished to the Administrative Agent and the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and promptly disclose to the Administrative Agent and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof, thereby curing any such defect or error.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon any of their respective Property, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Obligations in accordance with the provisions of Section 6.04), except for the following:

(a) Liens for taxes, assessments or other governmental levies or charges that are not yet delinquent, may be paid without penalty or are being actively contested in a Good Faith Contest;

(b) statutory Liens of landlords, and Liens of carriers, warehousemen, mechanics and materialmen, incurred in the ordinary course of business for sums that are not yet delinquent, may be paid without penalty or are subject to a Good Faith Contest;

(c) Liens on Property of a Subsidiary to secure obligations of such Subsidiary to the Borrower;

(d) Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business such as workers’ compensation Liens or statutory or legal obligation Liens or deposits to support an insurance program; provided, that, such Liens or deposits were not incurred or made in connection with the borrowing of money, or the obtaining of advances or credit;

(e) minor survey exceptions or minor encumbrances, easements or reservations, and related Liens and incidental Liens, that are necessary for the conduct of the operations of the Borrower and its Subsidiaries but were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of the Property of the Borrower or its Subsidiaries or materially impair the use thereof in the operation of the businesses of the Borrower and its Subsidiaries;

(f) Liens on contract advances and other related advances for which deposits have been received before services have been rendered;

(g) Liens on assets consisting of interests in joint ventures or partnerships held by the Borrower or its Subsidiaries and the underlying assets in such joint ventures or partnerships granted to the other party in any such joint venture or partnership where the Borrower or such Subsidiary holds an interest in such joint venture or partnership of less than 50% so long as (i) no Default or Event of Default has occurred and is continuing, (ii) the aggregate value of all assets subject to such Liens does not exceed an amount equal to 10% of Consolidated Equity, and (iii) the Borrower or such Subsidiary is granted a Lien in the joint venture or partnership interests and underlying assets held by the other party or parties in such joint venture or partnership;

(h) Liens in favor of sureties issued for the benefit of the Borrower or any of its Subsidiaries in the ordinary course of their business;

(i) Liens (i) permitted under Section 7.04, and (ii) securing Priority Debt permitted under Section 7.02(c);

(j) Liens consisting of deposits to secure the performance of bids, trade contracts, government contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business (including obligations imposed by the Applicable Laws of foreign jurisdictions and excluding obligations for the payment of borrowed money);

(k) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(l) Liens consisting of precautionary financing statements filed in connection with operating leases;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business;

(n) licenses of intellectual property (i) granted by any Loan Party or any of its Subsidiaries in the ordinary course of business, and (ii) between or among any Loan Party and/or any Subsidiaries thereof;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) any interest or title of a lessor, sublessor, licensor or sublicensor by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any Subsidiary as tenant, subtenant, licensee or sublicense in the ordinary course of business, including any assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens and rights reserved in any lease for rent or for compliance with the terms of such lease;

(q) Liens on (i) any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any proposed Acquisition, letter of intent or purchase agreement permitted hereunder, and (ii) cash relating to escrows established for an adjustment in purchase price or liabilities or indemnities for Dispositions, to the extent the relevant Disposition is permitted hereby;

(r) Liens in favor of a trustee or agent in an indenture or similar document relating to any Debt to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee or agent; and

(s) (i) Liens pursuant to any Loan Document, and (ii) Liens pursuant to any Loan Document (as defined in the Revolving Credit Agreement).

7.02 Priority Debt.

Create, incur, assume or suffer to exist any Priority Debt, except:

(a) (i) Debt under this Agreement and the other Loan Documents, and (ii) Debt under the Revolving Credit Agreement and the other Loan Documents (as defined in the Revolving Credit Agreement);

(b) inter-company indebtedness (“Intercompany Debt”) between the Borrower and a Subsidiary or between or among any two or more Subsidiaries; and

(c) Priority Debt; provided, that, the aggregate outstanding principal amount of Priority Debt shall not exceed an amount equal to 15% of Consolidated Total Assets (determined as of the last day of the most recently ended Measurement Period).

7.03 Merger and Sale of Assets.

Merge with or into or consolidate with, or permit any of its Subsidiaries to merge with or into or consolidate with, any other Person; or sell, lease, transfer or otherwise dispose of any assets if the book value or fair market value (whichever is greater) of all the assets sold, leased, transferred or otherwise disposed of by the Borrower and its Subsidiaries in any 12-month period exceeds an amount equal to 10% of Consolidated Equity, calculated as of the end of the most recently ended fiscal quarter, except that:

(a) (i) any Subsidiary may merge with or into: (A) the Borrower; provided, that, the Borrower shall be the continuing or surviving Person; or (B) any domestic Wholly-Owned Subsidiary that is a Guarantor; provided, that, a domestic Wholly-Owned Subsidiary that is a Guarantor shall be the continuing or surviving Person; and (ii) a Subsidiary that is not a Guarantor may merge with or into another Subsidiary that is not a Guarantor; provided, that, a Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or a domestic Wholly-Owned Subsidiary (other than a Subsidiary that is not a Guarantor);

(c) the Borrower or any Subsidiary may dispose of (i) any assets which in the good faith judgment of the Borrower are obsolete or otherwise unproductive, or (ii) any Permitted Investments;

(d) the Borrower may merge with another domestic Person so long as the Borrower is the surviving Person, no Default or Event of Default exists or would result after giving effect to the completion of such merger, and such merger would otherwise qualify as a Permitted Acquisition;

(e) Dispositions of notes and accounts receivable permitted pursuant to Section 7.04;

(f) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, or (iii) in the case of equipment or real property, such equipment or real property is no longer useful in or material to the continued operation of the Borrower’s or a Subsidiary’s business;

(g) Dispositions of leases of property, including real property, in each case in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and its Subsidiaries;

(h) Dispositions pursuant to unwinding of any Swap Contracts; and

(i) Dispositions pursuant to (i) the 2020 Convertible Notes Warrant Transactions, and (ii) the 2024 Convertible Notes Warrant Transactions.

7.04 Sale of Receivables.

Sell, or cause or allow any Lien to attach to, any of its notes or accounts receivable, or permit any of its Subsidiaries to do so, except for such sales not exceeding $300,000,000 in the aggregate in any fiscal year (and Liens granted on notes or accounts receivable so sold), so long as such sales are (a) at fair-market value (determined by the Borrower in the exercise of its reasonable business judgment) or at a market discount of not more than 20%, and (b) without recourse to the Borrower and its Subsidiaries (other than a direct or indirect Wholly-Owned Subsidiary formed for the sole purpose of engaging in such sales and that engages in no business activities other than such sales).

7.05 Line of Business.

Engage, or permit any of its Subsidiaries to engage, in any business activities or operations substantially different from or unrelated to the Line of Business.

7.06 Compliance with ERISA.

Do or permit any of its ERISA Affiliates to do any of the following, without the Required Lenders’ prior written consent, except as would not reasonably be expected to constitute or cause a Material Adverse Change: (a) terminate or withdraw from any Plan so as to result in any material liability to the PBGC; (b) engage in or permit any Person to engage in any Prohibited Transaction involving any Plan which would subject the Borrower to any material tax, penalty or other liability; (c) fail to satisfy the minimum funding standard (as defined in Section 302 of ERISA and Section 412 of the Code) involving any Plan, whether or not a waiver of such standard or an extension of an amortization period has been sought or granted; (d) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC; (e) amend any Plan so as to cause any funding-based limitations to be imposed under Section 436 of the Code; or (f) fail to make payments required under Section 412 of the Code and Section 302 of ERISA which would subject the Borrower to any material tax, penalty or other liability.

7.07 Consolidated Leverage Ratio.

Permit the Consolidated Leverage Ratio as of the end of any Measurement Period, or at any other time, to exceed 3.75 to 1.00; provided, that, if in any fiscal quarter thereof the Borrower completes one or more Permitted Acquisitions whose total purchase consideration (including earnout payments and other deferred payments but excluding transaction costs and expenses) is $75,000,000 or higher, then the maximum Consolidated Leverage Ratio for such quarter and the next three succeeding fiscal quarters of the Borrower shall be 4.00 to 1.00 and shall thereafter revert to 3.75 to 1.00; provided, further, that, for the avoidance of doubt, the period during which the maximum Consolidated Leverage Ratio shall be increased as described above shall be extended if one or more additional Permitted Acquisitions as described in the foregoing proviso occur after the Permitted Acquisition(s) first giving rise to such increase.

7.08 Consolidated Interest Coverage Ratio.

Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period, or at any other time, to be less than 3.00 to 1.00, subject to the application of Section 1.03(c).

7.09 Restricted Payments.

As to the Borrower, (a) declare or pay any dividend on any class of its stock, (b) make any other distribution on any class of its stock, (c) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock now or hereafter outstanding (other than the warrants issued pursuant to (i) the 2020 Convertible Notes Warrant Transactions, and (ii) the 2024 Convertible Notes Warrant Transactions), (d) make any distribution of assets to its stockholders as such, (e) permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower, or (f) permit any of its Subsidiaries to make any distribution of cash, stock or any other assets to any stockholder other than the Borrower or a domestic Wholly-Owned Subsidiary (all of the foregoing herein called “Restricted Payments”); provided, that, Restricted Payments may be made so long as, after giving effect to any such Restricted Payment on a Pro Forma Basis, the Borrower shall be in compliance with the financial covenants in Sections 7.07 and 7.08 as of the most recently ended Measurement Period.

7.10 Cash Secured Outside Letter of Credit Usage.

Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, Outside Letter of Credit Usage with respect to cash-secured Outside Letters of Credit in excess of an amount equal to 5% of Consolidated Equity; provided, that, if the Borrower has at least $50,000,000 of cash or Permitted Investments that are not subject to any Liens or any other restrictions on use after giving effect to the issuance of any cash-secured Outside Letter of Credit, the foregoing percentage may be increased from 5% to 10%.

7.11 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower other than (a) salary, bonus, employee stock option and other compensation arrangements with, and advances to, employees, directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors (or the executive committee thereof) of the Borrower and expressly authorized by a resolution of the board of directors (or such executive committee) of the Borrower which is approved by a majority of the directors (or such executive committee) not having an interest in the transaction, (c) other transactions (including between or among the Borrower and its Subsidiaries) on overall terms that are at least as favorable to the Borrower and the Guarantors as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (d) transactions expressly permitted under this Agreement; provided, that, without limiting the generality of the foregoing, in no event shall the Borrower pay, or permit any of its Subsidiaries to pay, management fees or fees for services to any Affiliate of the Borrower without the prior written approval of the Administrative Agent (it being understood and agreed, for the avoidance of doubt, that the sharing of general corporate overhead and other administrative expenses shall not be deemed to constitute a management or service fee).

7.12 Certain Swap Contracts.

Enter into any Swap Contract, except (a)(i) the 2020 Convertible Notes Hedge Transactions, and (ii) the 2024 Convertible Notes Hedge Transactions, (b) Swap Contracts entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual or anticipated exposure, and (c) Swap Contracts (i) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, or (ii) that consist of forward currency exchange agreements, forward rate currency options and related “hedging” transactions against fluctuations of commodity prices, exchange rates or forward rates and are entered into in the ordinary course of business and not for speculative purposes.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. (i) The Borrower shall fail to pay within five days of when due any interest payable under this Agreement or any fee payable hereunder, or (ii) any Loan Party shall fail to pay when due any principal, expenses, indemnity (or any other amount payable to any Indemnitee) or other amount payable thereby under this Agreement or any other Loan Document, whether at maturity on a specified date, on demand, upon acceleration or otherwise; or

(b) Misrepresentations. Any representation or warranty made or deemed made by any Loan Party hereunder or under any other Loan Document, instrument or certificate in connection with any transaction contemplated hereby or in any financial statement furnished to the Administrative Agent or any Lender shall prove to have been false or misleading in any material respect when made or when deemed to have been made; or

(c) Certain Covenants. The Borrower shall fail to perform or observe any covenant contained in Section 6.03, 6.04, 6.09, 6.10, 6.13 or 6.14 or Article VII; or

(d) Reporting Covenants. The Borrower shall fail to perform or observe any covenant contained in Section 6.01 or Section 6.02, and such failure shall not be remedied within five Business Days after the occurrence thereof; or

(e) Other Covenants. Any Loan Party shall fail to perform or observe any other agreement, term or condition contained in any Loan Document, and such failure shall not be remedied within 30 days after the occurrence thereof; or

(f) Cross-Defaults. Any breach or default shall occur under any other agreement or agreements involving the borrowing of money, the extension of credit or the leasing of Property, or under one or more Swap Contracts, where the principal aggregate amount outstanding under such agreement or agreements exceeds the Threshold Amount, and under which the Borrower or any Subsidiary may be obligated as a borrower, guarantor or lessee, if such default consists of the failure to pay any Debt beyond any period of grace provided with respect thereto or if such default permits or causes the acceleration of any Debt or the termination of any commitment to lend; or

(g) Debtor Relief Laws. The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed for the Borrower or any of its Subsidiaries without the application or consent of that Person, and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief Law relating to the Borrower or any of its Subsidiaries or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days; or

(h) Litigation. A final judgment or judgments, not fully covered by insurance, in an aggregate amount in excess of the Threshold Amount is rendered against the Borrower or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(i) Condemnation. All, or such as in the opinion of the Required Lenders constitutes substantially all, of the Property of the Borrower shall be condemned, seized or appropriated; or

(j) ERISA. (i) Any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $20,000,000, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to constitute or cause a Material Adverse Change; or

(k) Invalidity of Loan Documents. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party that is a party thereto, or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities under any Loan Document to which it is party; or

(l) Order Decreeing Dissolution of the Borrower or any Subsidiary. Any order, judgment or decree is entered in any proceedings against the Borrower or any of its Subsidiaries decreeing the dissolution of the Borrower or any of its Subsidiaries and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(m) Order Decreeing Split-up of the Borrower or any Subsidiary. Any order, judgment or decree is entered in any proceedings against the Borrower or any Subsidiary decreeing a split-up of the Borrower or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Borrower and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Borrower and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(n) Default under Guaranty. Any Guarantor shall default in the performance or observance of any term or agreement contained in the Guaranty; or

(o) Ownership of the Borrower. Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the ESOP Trust, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than fifty percent (50%) of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or Applicable Law or equity;

provided, that, upon the occurrence of an event described in Section 8.01(g), the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

(a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Guaranteed Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and other Guaranteed Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this Third clause payable to them;

Fourth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans and Guaranteed Obligations then owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements, in each case ratably among the Administrative Agent, the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this Fourth clause held by them; and

Last, the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b) Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Guarantors or the Borrower to preserve the allocation to Guaranteed Obligations otherwise set forth above in this Section.

(c) Notwithstanding the foregoing, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Guaranteed Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders and, except as set forth in Sections 9.06(a) and 9.06(b), no Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby grants to the Administrative Agent any required powers of attorney to execute any Loan Document governed by the laws of such jurisdiction on such Lender’s behalf.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on collateral granted by any of the Loan Parties to secure any of the Guaranteed Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03 Exculpatory Provisions.

(a) None of the Administrative Agent, any Arranger or any of their respective Related Parties shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent, any Arranger or any of their respective Related Parties:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall have, except as expressly set forth herein and in the other Loan Documents, any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to, obtained by or in the possession of the Person serving as the Administrative Agent, an Arranger or any of their respective Affiliates in any capacity.

(b) None of the Administrative Agent, any Arranger or any of their respective Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

(c) None of the Administrative Agent, any Arranger or any of their respective Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by any Loan Documents, (v) the value or the sufficiency of any collateral pledged pursuant to the Loan Documents, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying on and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying on and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent, and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Guaranteed Parties, and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07 Non-Reliance on Administrative Agent, Arrangers and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their respective Related Parties’) possession. Each Lender represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.

(a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Guaranteed Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 11.04.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Guaranteed Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(c) The Lenders and the other holders of the Guaranteed Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Guaranteed Obligations (including accepting some or all of the collateral pledged pursuant to the Loan Documents in satisfaction of some or all of the Guaranteed Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the collateral pledged pursuant to the Loan Documents (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject or (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Guaranteed Obligations owed to the Lenders and the other holders of the Guaranteed Obligations shall be entitled to be, and shall be, credit bid on a ratable basis (with Guaranteed Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01(a)), and (C) to the extent that Guaranteed Obligations that are assigned to an acquisition vehicle are not used to acquire collateral pledged pursuant to the Loan Documents for any reason (as a result of another bid being higher or better, because the amount of Guaranteed Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Guaranteed Obligations shall automatically be reassigned to the Lenders pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of the Guaranteed Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or other holder of the Guaranteed Obligations or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(ii) to release any Guarantor from its obligations under the Guaranty if (A) such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, or (B) the Release Date has occurred; and

(iii) to negotiate, execute, deliver and perform any Intercreditor Agreement to be entered into in connection with any Permitted Private Placement Debt permitted pursuant to this Agreement.

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, to release any Guarantor from its obligations under the Guaranty, or to negotiate, execute, deliver and perform any Intercreditor Agreement, in each case pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of collateral from the assignment and security interest granted under any Loan Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(c) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the collateral.

9.11 Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements.

Except as otherwise expressly set forth herein or in or any other Loan Document, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any collateral by virtue of the provisions hereof or the other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the collateral (including the release or impairment of any collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Guaranteed Party Designation Notice of such Guaranteed Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be; provided, that, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements in the case of a Facility Termination Date.

9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13 Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Guaranteed Obligations; provided, that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor, and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other Applicable Law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders.

Each Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03 Certain Waivers.

Each Guarantor waives: (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Guaranteed Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04 Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other Person is joined as a party.

10.05 Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Facility Termination Date has occurred. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Guaranteed Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Guaranteed Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guaranteed Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guaranteed Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.

10.07 Stay of Acceleration.

If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Guaranteed Parties.

10.08 Condition of the Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Guaranteed Parties has any duty, and such Guarantor is not relying on the Guaranteed Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).

10.09 Appointment of the Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Borrower shall be deemed delivered to each Loan Party, and (c) the Administrative Agent and each Lender may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.10 Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

10.11 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

(a) Subject to Section 11.01(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(i) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (D) of the final proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, that, only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iv) change Section 2.13 or Section 8.03 without the written consent of each Lender directly and adversely affected thereby;

(v) change any provision of this Section 11.01(a) or the definition of “Required Lenders”, without the written consent of each Lender directly and adversely affected thereby;

(vi) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(vii) release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender; or

(viii) subordinate, or have the effect of subordinating, the Obligations to any other Debt or other obligation, without the written consent of each Lender affected thereby;

provided, further, that: (A) [reserved]; (B) [reserved]; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (D) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Notwithstanding anything to the contrary herein:

(i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) any Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein;

(iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders;

(iv) this Agreement may be amended or amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment or amendment and restatement, such Lender (A) shall have no Commitment or other obligation to maintain or extend credit under the Loan Documents (as so amended or amended and restated), and (B) substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, shall have been paid in full all amounts owing to such Lender under the Loan Documents, it being understood and agreed that from and after the effectiveness of any such amendment or amendment and restatement, such Lender shall no longer be deemed to be a Lender hereunder or under any other Loan Document (provided, that, such Lender shall retain the benefit of indemnification and other provisions of the Loan Documents which, by their respective terms, would survive a termination of this Agreement);

(v) the Administrative Agent and the Borrower may make amendments (A) contemplated by Section 2.02(f), Section 2.16, Section 3.03(b) or Section 11.23(b), and (B) to this Agreement and/or any other Loan Document in connection with the pledge of any Foreign Subsidiary stock pursuant to Section 6.10 (or otherwise pledged in favor of the Administrative Agent, for the benefit of the Guaranteed Parties (including in connection with the issuance of any Permitted Private Placement Debt and the delivery of an Intercreditor Agreement as contemplated pursuant to Section 11.24)) for purposes of (1)

adding representations and warranties, covenants, events of default or other provisions to this Agreement and/or the other Loan Documents that may be deemed necessary by the Administrative Agent in connection therewith, (2) permitting the granting, perfection, protection, expansion or enhancement of any security interest in any such collateral, for the benefit of the Guaranteed Parties, and (3) incorporating provisions as may be required by Applicable Law in connection with the pledge of the stock of such Foreign Subsidiary (which may include provisions to protect any security interest for the benefit of the Guaranteed Parties or so that the security interests therein comply with Applicable Law); and

(vi) if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party or the Administrative Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications.

(i) Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02, and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including (A) the reasonable, documented and invoiced out-of-pocket fees, charges and disbursements of (1) one primary counsel for the Administrative Agent and its Affiliates, and (2) if necessary, one firm of local counsel retained by the Administrative Agent in each appropriate jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions), and (B) reasonable, documented and invoiced out-of-pocket due diligence expenses) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the out-of-pocket fees, charges and disbursements of (A) one primary counsel for the Administrative Agent and the Lenders, taken as a whole, (B) if necessary, one firm of local counsel retained by the Administrative Agent in each appropriate jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions), and (C) in the case of any actual or perceived conflict of interest, one additional counsel (and, if necessary, one additional firm of local counsel) to each group of affected persons similarly situated, taken as a whole), in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (2) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable, documented and invoiced fees, charges and disbursements of (i) one primary counsel for the Indemnitees, taken as a whole, (ii) if necessary, one firm of local counsel to the Indemnitees, taken as a whole, in each appropriate jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions), and (iii) in the case of any actual or perceived conflict of interest, one additional counsel (and, if necessary, one additional firm of local counsel) to each group of similarly situated Indemnitees, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including any Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that such Indemnitee reasonably believes is made by any Responsible Officer), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (B) any Loan or the use or proposed use of the proceeds therefrom, (C) any actual or alleged presence or Release of Hazardous Materials on or from any Real Property, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (2) result from a claim brought by any Loan Party against an Indemnitee for a breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (3) result from a claim not involving an act or omission of the Borrower or any Subsidiary and that is brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent or an Arranger in its capacity as such). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clause (a) or clause (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(B) In any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned; provided, that, this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default pursuant to Section 8.01(a) or Section 8.01(g) has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption together with a processing and recordation fee in the amount of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided, that, such Participant (A) shall be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06, and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07(a), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c), or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders, (viii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (ix) with the consent of the Borrower, or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.07(a), (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, or (C) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07(a). For purposes of this Agreement, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Loans and Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without notification to any Person.

(b) Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information, and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.

(c) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d) Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have under Applicable Law. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Integration; Effectiveness.

This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

(a) If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Laws; and

(v) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto.

(d) Notwithstanding anything in this Section 11.13 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN

DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 11.14. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Guaranteed Parties or resulting from such Subordinating Loan Party’s performance under the Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Guaranteed Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Guaranteed Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that, in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.16, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates are arm’s-length commercial transactions between each Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates, on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, each Arranger, each Lender and each of their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Loan Party or any of its Affiliates, or any other Person, and (ii) none of the Administrative Agent, any Arranger, any Lender or any of their respective Affiliates has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, any Arranger, any Lender or any of their respective Affiliates has any obligation to disclose any of such interests to any Loan Party or any of its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger, any Lender or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.18 Electronic Execution; Electronic Records.

(a) This Agreement, any other Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties, the Administrative Agent and each of the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same

Communication. For the avoidance of doubt, the authorization under this Section 11.18 may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Any of the Administrative Agent or any Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (each, an “Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification, and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

(b) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(c) Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender and each Related Party of any of the foregoing for any liabilities arising solely from the Administrative Agent’s or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.19 USA Patriot Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.22 [Reserved].

11.23 Release of Guarantors.

(a) Upon receipt of a Request for Release duly executed by the Borrower and otherwise in form and substance acceptable to the Administrative Agent, certifying that (a) a Guarantor has ceased to be a Principal Subsidiary, (b) after giving effect to the release contemplated by such Request for Release, no Default or Event of Default has occurred and is then continuing, (c) the Guarantors (other than the Guarantors referred to in clause (a) hereof), together with any Foreign Subsidiaries whose stock is pledged pursuant to Section 6.10 (or otherwise pledged in favor of the Administrative Agent, for the benefit of the Guaranteed Parties), have revenues in the aggregate constituting at least seventy-five percent (75%) of the consolidated revenues of the Borrower and its Subsidiaries for the most recently ended Measurement Period for which financial statements have been (or were required to have been) delivered pursuant to Section 6.01, and (d) that, after giving effect to the release contemplated by such Request for Release, the representations and warranties of the Loan Parties contained in Article V and in any other Loan Document are (i) with respect to representations and warranties that contain a materiality qualification, true and correct, and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects, the Administrative Agent may, by executing and delivering a Guarantor Release to the Borrower, release such Guarantor from its obligations.

(b) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, on the first date after the Closing Date (such date, the “Release Date”) on which all of the following are concurrently satisfied: (i) the Borrower’s non-credit enhanced, senior unsecured long-term debt rating as determined by S&P is BBB– or higher; (ii) the Borrower’s non-credit enhanced, senior unsecured long-term debt rating as determined by Moody’s is Baa3 or higher; and (iii) neither the Borrower nor any of its Subsidiaries provide, or are required at such time to provide, a guarantee with respect to any Debt (other than Debt arising under or in connection with the Loan Documents or the “Loan Documents” (as defined in the Revolving Credit Agreement)) in excess of an amount equal to the greater of (A) $200,000,000, and (B) 10% of the Consolidated Equity (determined as of the end of the most recently ended fiscal year for which financial statements have been (or were required to have been) delivered pursuant to Section 6.01(a)); then all Guarantors shall be automatically released from the Guaranty made under Article X (or, with respect to the capital stock of any Foreign Subsidiary that is subject to a Lien in favor of the Administrative Agent pursuant to the provisions of Section 6.10(a) in lieu of such Foreign Subsidiary becoming a Guarantor, the Administrative Agent’s Lien on such capital stock shall be automatically released (provided, that, for the avoidance of doubt, any such stock of any Foreign Subsidiaries that is pledged to secure Permitted Private Placement Debt and that is subject to an Intercreditor Agreement shall not be released unless, concurrently with the release of such stock as collateral for the Guaranteed Obligations, such stock is also released as collateral for the obligations arising under or in connection with such Permitted Private Placement Debt)), without the requirement for any further action by any Person and, at the request and sole expense of the Borrower, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such actions and execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to further document and evidence the release of the Guarantors from their respective obligations under the Guaranty made under Article

X (or the release of the Administrative Agent’s Lien on the capital stock of such Foreign Subsidiaries, as applicable). It is understood and agreed that the Administrative Agent and the Borrower, without the consent of any other party hereto, may amend this Agreement and the other Loan Documents as may be necessary, desirable or appropriate, in the mutual reasonable opinion of the Administrative Agent and the Borrower, to further document and evidence the releases contemplated by this Section 11.23(b).

11.24 Intercreditor Agreements.

Each Lender (a) acknowledges that, in connection with any Loan Party granting any Lien securing Permitted Private Placement Debt, an intercreditor agreement reasonably satisfactory to the Administrative Agent (each, an “Intercreditor Agreement”) will be entered into among the Administrative Agent (on behalf of the Guaranteed Parties), the holders of the Permitted Private Placement Debt (or an agent or representative on their behalf), Bank of America, in its capacity as the administrative agent under the Revolving Credit Agreement (on behalf of the holders of the Revolving Credit Agreement Guaranteed Obligations), the Borrower and the Guarantors providing that (i) the right to payment of the obligations arising under or in connection with such Permitted Private Placement Debt will be junior to or pari passu with the Guaranteed Obligations and the Revolving Credit Agreement Guaranteed Obligations, and (ii) the lien priority in any collateral provided in connection with such Permitted Private Placement Debt will be junior to or pari passu with the collateral provided as security for the Guaranteed Obligations and the Revolving Credit Agreement Guaranteed Obligations, (b) shall receive and have an opportunity to review and approve such Intercreditor Agreement prior to its becoming effective, (c) agrees that it will be bound by and will take no actions contrary to the provisions of such Intercreditor Agreement, (d) authorizes and instructs the Administrative Agent to enter into such Intercreditor Agreement as the Administrative Agent and on behalf of such Lender, and (e) consents to the ranking of its right to payment and lien priority as described in clause (a) above on the terms set forth in such Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of any such Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	PARSONS CORPORATION,
a Delaware corporation

	By:	/s/ Paul Walker-Lanz
	Name:	Paul Walker-Lanz
	Title:	Vice President

GUARANTORS:	PARSONS ENVIRONMENT & INFRASTRUCTURE GROUP INC.,
a Delaware corporation

PARSONS GOVERNMENT SERVICES INC., a Nevada corporation

PARSONS INTERNATIONAL LIMITED, a Delaware corporation

PARSONS SECURE SOLUTIONS INC., a Virginia corporation

PARSONS TRANSPORTATION GROUP INC., an Illinois corporation

PTSI MANAGED SERVICES INC., a California corporation

	By:	/s/ Paul Walker-Lanz
	Name:	Paul Walker-Lanz
	Title:	Vice President

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as the Administrative Agent

	By:	/s/ Elizabeth Uribe
	Name:	Elizabeth Uribe
	Title:	Assistant Vice President

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, the Swingline Lender and an L/C Issuer

	By:	/s/ Mukesh Singh
	Name:	Mukesh Singh
	Title:	Managing Director

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Jackie Castillo
Name:	Jackie Castillo
Title:	Vice President

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew Keeney
Name:	Andrew Keeney
Title:	Senior Vice President

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

BNP PARIBAS, as a Lender

By:	/s/ Kyle Fitzpatrick
Name:	Kyle Fitzpatrick
Title:	Director

By:	/s/ Matthew Beauvais
Name:	Matthew Beauvais
Title:	Vice President

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

SCOTIA FINANCING (USA) LLC, as a Lender

By:	/s/ Michelle C. Phillips
Name:	Michelle C. Phillips
Title:	President & CEO

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

TRUIST BANK, as a Lender

By:	/s/ Anika Kirs
Name:	Anika Kirs
Title:	Director

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric H. Williams
Name:	Eric H. Williams
Title:	Senior Vice President

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Gavin Martik
Name:	Gavin Martik
Title:	Staff Officer

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Nikhil Madhok
Name:	Nikhil Madhok
Title:	Authorized Signatory

Signature Page to Parsons Corporation Term Loan Credit Agreement (2025)